UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FORESTAR GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required

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6300 Bee Cave Road, Building Two, Suite 500

Austin, Texas 78746

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 8, 2012

To Forestar Stockholders:

When and Where the Annual Meeting of Stockholders Will be Held	The 2012 annual meeting of our stockholders will be held at the St. Regis Hotel in Atlanta, Georgia, located at Eighty-Eight West Paces Ferry Road, Atlanta, Georgia 30305, on Tuesday, May 8, 2012, at 9:00 a.m. Atlanta, Georgia time.
Purposes of the Meeting	The meeting will be held for the following purposes:
1. To elect the four nominees named in the attached proxy statement as directors to serve on our Board of Directors. These four directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.
2. Advisory approval of the Company’s executive compensation.
3. To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2012.
4. To transact any other business that is properly raised for discussion at the annual meeting or any later meeting if the annual meeting is adjourned or postponed.
Who Can Attend and Vote	Our Board of Directors has fixed the close of business on March 12, 2012 as the record date for determining who is a stockholder entitled to receive notices about the annual meeting and to vote at the annual meeting or any later meeting if the annual meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the annual meeting and to vote at the annual meeting.

If you need help in voting your shares, please call D. F. King & Co., Inc., our proxy solicitation firm, at (800) 714-3312.

David M. Grimm
Executive Vice President, General Counsel and Corporate Secretary

March 28, 2012

Austin, Texas

Your vote is important. You are invited to attend the meeting in person. If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (512) 433-5200 or by mail at our address noted above. Whether or not you plan to attend, and no matter how many shares you own, please mark your vote on the enclosed proxy card, sign it, date it, and return it by mail or vote by telephone or on the internet. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Corporate Secretary a written revocation or a proxy with a later date or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded. Please see the instructions under Voting Information — How you can change or revoke your vote.

Important Notice Regarding Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders to be held on May 8, 2012. The 2012 Proxy Statement, along with our Annual Report on Form 10-K for 2011, are available at http://investor.forestargroup.com/phoenix.zhtml?c=216546&p=irol-irhome.

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6300 Bee Cave Road, Building Two, Suite 500

Austin, Texas 78746

PROXY STATEMENT

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

VOTING INFORMATION

General

Our Board of Directors seeks your proxy for use in voting at our 2012 annual meeting of stockholders to be held on Tuesday, May 8, 2012, at 9:00 a.m. Atlanta, Georgia time, and at any later meeting if the annual meeting is adjourned or postponed. This Proxy Statement and proxy card were mailed beginning on March 28, 2012 to all holders of our common stock entitled to vote at the annual meeting.

We have enclosed with this Proxy Statement our 2011 Annual Report to Stockholders, which includes our audited financial statements. The Annual Report does not constitute any part of the material for the solicitation of proxies.

Record date

Holders of our common stock as of the close of business on March 12, 2012, the record date, may vote at the 2012 annual meeting, either in person or by proxy. At the close of business on March 12, 2012, there were 34,658,901 shares of our common stock outstanding and entitled to vote at the annual meeting. The common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the annual meeting.

Purpose of the annual meeting

At the annual meeting, the stockholders will be asked to vote on the following proposals:

Proposal No. 1:    Election of the four nominees named in this Proxy Statement as directors to serve on our Board of Directors.

Proposal No. 2:    Advisory approval of the Company’s executive compensation.

Proposal No. 3:    Ratification of the Audit Committee’s appointment of Ernst  & Young LLP as our independent registered public accounting firm for the year 2012.

Difference between holding shares as a stockholder of record and as a beneficial owner

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares. This Proxy Statement, the enclosed proxy card and the 2011 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. This Proxy Statement, the 2011 Annual Report to Stockholders and other materials have been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

Voting your shares

If you hold shares in your own name as a stockholder of record, you can cast your vote before the annual meeting by authorizing the individuals named on the enclosed proxy card to serve as your proxy to vote your shares at the annual meeting in the manner you indicate. You may do so by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. The telephone and internet voting instructions serve the same purpose as the proxy card. When your proxy card or telephone or internet vote specifies a choice with respect to a voting matter, the named individuals on the proxy card will vote your shares as you have specified. Submitting a proxy or voting through the telephone or the internet will not affect your right to attend the annual meeting and vote in person.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares.

If your shares are held in your own name as a stockholder of record and you return your signed proxy card but do not specify a voting choice on your proxy card, your shares will be voted as follows:

•	FOR election of the director nominees under the caption “Election of Directors.”

•	FOR advisory approval of the Company’s executive compensation.

•	FOR ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the year 2012.

Broker discretionary voting if you do not instruct your broker on how to vote your shares

Brokers do not have discretionary authority to vote on the proposals to elect directors and to hold an advisory vote on executive compensation if they do not receive instructions from a beneficial owner. Accordingly, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted on these proposals in order for your votes to be counted on these proposals. Brokers have discretionary authority to vote on the ratification of selection of auditors if they do not receive instructions from a beneficial owner.

Voting in person at the annual meeting

If you hold shares in your own name as a stockholder of record, you are invited to attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How you can change or revoke your vote

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•	giving written notice of revocation to our Corporate Secretary at any time before the voting begins; or

•	signing and delivering a proxy that is dated after the proxy you wish to revoke; or

•	attending the annual meeting and voting in person by properly completing and submitting a ballot.

(Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.)

We must receive your notice of revocation or later-dated proxy at or prior to voting at the annual meeting for it to be effective. It should be delivered to:

Forestar Group Inc.

6300 Bee Cave Road

Building Two, Suite 500

Austin, Texas 78746

Attention: David M. Grimm, Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.

If you are the beneficial owner of your shares held in street name, please check with your bank or broker and follow the procedures your bank or broker provides if you wish to change your vote.

Quorum

The presence at the annual meeting, in person or by proxy, of holders of 17,329,451 shares (a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” and broker “non-votes” (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Abstentions

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal for the annual meeting will not be counted as a vote “cast” for or against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

Broker non-votes

Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker is unable to vote those uninstructed shares. A broker “non-vote” with respect to a proposal will not be counted as a vote “cast” for or against the proposal. Consequently, a broker “non-vote” will not affect the outcome of the vote.

Required Votes

Election of Directors

The four director nominees who receive the largest number of “for” votes cast in favor of their election as directors are elected as directors. This number is called a plurality. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. Stockholders may not cumulate votes in the election of directors.

Advisory Approval of the Company’s Executive Compensation

To approve the non-binding resolution regarding approval of executive compensation, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

Ratification of Auditors

To ratify appointment of our independent registered public accounting firm, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

Proxy solicitation; counting the votes

We are soliciting your proxy for the annual meeting and will pay all the costs of the proxy solicitation process. We have retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. D.F. King’s employees and our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestargroup.com. Our directors, officers and employees will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. D.F. King will be reimbursed for its expenses in soliciting proxies and, in addition, will receive a proxy solicitation fee not to exceed $7,000. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for out-of-pocket costs they incur in the solicitation.

Representatives of our transfer agent, Computershare, will tabulate the votes and act as inspectors of election to certify the results.

Confidential voting policy

We have adopted a confidential voting policy, which provides that stockholder proxies, ballots, and voting tabulations that identify your vote will not be disclosed to our directors, officers, or employees. There are a few exceptions to this policy, such as when you make a comment on your proxy vote or when we must determine the legality of a vote.

SPIN-OFF

On December 28, 2007, Temple-Inland Inc. distributed all of the issued and outstanding shares of our common stock to the holders of record of Temple-Inland common stock, which we will refer to in this Proxy Statement as the “spin-off.”

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent of the outstanding shares of our common stock as of the close of business on March 12, 2012 follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc.(2)	4,568,712	13.2%
40 East 52nd Street
New York, New York 10022
FMR LLC(3)	3,624,275	10.5%
82 Devonshire Street
Boston, Massachusetts 02109
NWQ Investment Management Company, LLC(4)	3,246,055	9.4%
2049 Century Park East, 16th Floor
Los Angeles, California 90067
Keeley Asset Management Corp. and John L. Keeley, Jr.(5)	2,182,951	6.3%
401 South LaSalle Street
Chicago, Illinois 60605
Franklin Mutual Advisors, LLC(6)	2,165,440	6.2%
101 John F. Kennedy Parkway
Short Hills, New Jersey 07078-2789
The Vanguard Group, Inc. (7)	1,793,241	5.2%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)	Based upon a total of 34,658,901 shares of common stock outstanding on March 12, 2012.

(2)	Based solely on information reported on Schedule 13G/A filed with the SEC on January 10, 2012 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. has the sole voting power, the sole dispositive power and beneficial ownership over 4,568,712 shares.

(3)	Based solely on information reported on Schedule 13G/A filed with the SEC on February 14, 2012 by FMR LLC. The Schedule 13G/A indicates that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “1940 Act”), is the beneficial owner of 3,596,075 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the 1940 Act. According to the Schedule 13G/A the ownership of one investment company, Fidelity Small Cap Value Fund, amounted to 1,996,875 shares. According to the Schedule 13G/A, Edward C. Johnson III (chairman of FMR LLC) and FMR LLC, through their control of Fidelity, each has sole power to dispose of 3,596,075 shares, and members of the family of Mr. Johnson are the predominant owners, either directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Also according to the Schedule 13G/A, members of Mr. Johnson’s family group and all other series B shareholders have entered into a shareholders’ voting agreement under which all series B voting common shares will be voted in accordance with the majority vote of series B voting common shares. Thus, according to the Schedule 13G/A, members of the Johnson family may be deemed under the 1940 Act to form a controlling group with respect to FMR LLC. According to the Schedule 13G/A, neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned by the Fidelity funds, which power resides with the Fidelity funds board of trustees, which carries out the voting under written guidelines established by the board of trustees. Finally, according to the Schedule 13G/A, Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 28,200 shares as a result of its serving as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 28,200 shares owned by the institutional accounts managed by PGATC.

(4)	Based solely on information reported on Schedule 13G filed with the SEC on February 14, 2012 by NWQ Investment Management Company, LLC. According to the Schedule 13G, NWQ Investment Management Company, LLC has the sole voting power over 2,762,184 shares and has the sole dispositive power over 3,246,055 shares.

(5)	Based solely on information reported on Schedule 13G/A filed with the SEC on February 7, 2012 by Keeley Asset Management Corp. and John L. Keeley, Jr. According to the Schedule 13G/A, Keeley Asset Management Corp. has the sole voting power over 2,028,690 shares and has the sole dispositive power over 2,142,281 shares. The Schedule 13G/A also reflects that Mr. Keeley beneficially owns 40,670 shares.

(6)	Based solely on information reported on Schedule 13G/A filed with the SEC on February 3, 2012 by Franklin Mutual Advisers, LLC (“FMA”). The Schedule 13G/A indicates that the reported shares of common stock are beneficially owned by one or more open-end investment companies or other accounts that, pursuant to investment management contracts, are managed by FMA, an indirect wholly-owned subsidiary of Franklin Resources, Inc. (“FRI”). According to the Schedule 13G/A, these investment management contracts grant to FMA all investment and voting power over the securities owned by the investment management clients, and the voting and investment powers held by FMA are exercised independently from FRI and from all other investment management subsidiaries of FRI. Also according to the Schedule 13G/A, internal policies and procedures of FMA and FRI establish informational barriers that prevent the flow between FMA and the FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective investment management clients. The Schedule 13G/A states that Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. However, according to the Schedule 13G/A, because FMA exercises voting and investment powers on behalf of its investment management clients independently of FRI, such individuals’ beneficial ownership of the reported securities is being attributed only to FMA. FMA disclaims any pecuniary interest in the reported shares. The Schedule 13G/A also states that FMA believes that it is not a “group” with FRI, such individuals, or their respective affiliates within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934.

(7)	Based solely on information reported on Schedule 13G filed with the SEC on February 10, 2012 by The Vanguard Group, Inc. According to the Schedule 13G, The Vanguard Group, Inc. has the sole voting power over 57,027 shares, the sole dispositive power over 1,736,214 shares, and the shared dispositive power over 57,027 shares. According to the Schedule 13G, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 57,027 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 12, 2012 by:

•	Each of our directors and nominees for director, including our Chief Executive Officer,

•	Our Chief Financial Officer and our three most highly compensated executive officers other than our CEO and CFO, and

•	All directors and executive officers as a group.

We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (which we will refer to in this Proxy Statement as the Exchange Act). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim beneficial ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

			Additional Ownership(4)
	Beneficial Ownership		Shares Issuable on Exercise of Options on or after May 11, 2012	Stock Appreciation Rights(5)	Restricted Stock Units and Market-Leveraged Stock Units (6)	Restricted Stock Units Payable upon Retirement (7)	Total Additional Ownership (d+e+f+g)	Total Beneficial and Additional Ownership (b+h)
Beneficial Owner	Amount and Nature(1)(2)(3)	Percent of Class
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Non-Employee Directors
Kenneth M. Jastrow, II	369,149	1.1%	—	—	—	16,858	16,858	386,007
Louis R. Brill	47,726	*	—	—	—	34,180	34,180	81,906
Kathleen Brown	36,667	*	—	—	—	34,392	34,392	71,059
William G. Currie	35,021	*	—	—	—	33,099	33,099	68,120
Michael E. Dougherty	40,381	*	—	—	—	32,978	32,978	73,359
James A. Johnson	50,785	*	—	—	—	35,024	35,024	85,809
William Powers, Jr.	36,719	*	—	—	—	34,279	34,279	70,998
James A. Rubright	39,018	*	—	—	—	39,885	39,885	78,903
Richard M. Smith	42,273	*	—	—	—	28,621	28,621	70,894
Carl Thomason	6,672	*	20,000	—	—	—	20,000	26,672
Named Executive Officers
James M. DeCosmo	285,428	*	130,576	168,929	103,714	—	403,219	688,647
Christopher L. Nines	92,224	*	49,526	52,032	40,284	—	141,842	234,066
Craig A. Knight	182,120	*	65,616	96,847	39,932	—	202,395	384,515
Flavious J. Smith, Jr.	52,912	*	66,794	25,741	66,919	—	159,454	212,366
Phillip J. Weber	40,438	*	54,455	15,033	48,933	—	118,421	158,859
Group
All directors and executive officers (20 persons) as a group	1,682,712	4.9%	583,207	527,486	456,146	289,316	1,856,155	3,538,867

*	Less than one percent based upon a total of 34,658,901 shares of common stock outstanding on March 12, 2012.

(1)	Includes shares of our common stock issuable upon exercise of options exercisable within 60 days from March 12, 2012: Mr. Jastrow—120,832; Mr. Brill—20,000; Ms. Brown—20,000; Mr. Currie—20,000; Mr. Dougherty—20,000; Mr. Johnson— 23,999; Mr. Powers—20,000; Mr. Rubright—20,000; Mr. Smith—26,666; Mr. Thomason—0; Mr. DeCosmo —168,830; Mr. Nines—52,830; Mr. Knight—120,653; Mr. Smith, Jr.—12,585; Mr. Weber—12,585; and all directors and executive officers (20 persons) as a group—842,587.

(2)	Includes 10,695 shares of our common stock owned by relatives of all directors and executive officers (20 persons) as a group. SEC rules consider these shares to be beneficially owned, but the individuals disclaim any beneficial interest in such shares.

(3)	Includes shares of our common stock representing restricted stock awards, which shares are issued and outstanding and which the person is entitled to vote, but which are held in escrow by us pending vesting of such awards: Mr. DeCosmo—26,882; Mr. Nines—11,551; Mr. Knight—15,244; Mr. Smith, Jr.—13,446 and Mr. Weber—23,941; and all directors and executive officers (20 persons) as a group—148,021.

(4)	“Additional Ownership” is not included in the SEC’s definition of “Beneficial Ownership.”

(5)	Stock appreciation rights vest 25% on each of the first four anniversaries of the date of grant and are payable in cash.

(6)	Restricted stock units generally vest on the third anniversary of the date of grant if minimum return on asset (ROA) criteria are met, or vest ratably over three years. Restricted stock units may be settled in stock or cash, as determined at the time of grant. Market-leveraged stock units (“MSUs”) vest on the third anniversary of the date of grant (such three-year period being referred to as the “performance period”). Each MSU is based on one share of common stock. MSUs will be settled in common stock using a conversion formula under which the number of MSUs paid is adjusted at the vesting date based on the percent change in stock price (plus dividends if applicable) during the performance period. Under the conversion formula, a 50% or greater increase in stock price results in a 1.5 multiple of MSUs paid, a 50% reduction in stock price results in a 0.5 multiple of MSUs paid, and more than 50% reduction in stock price results in no MSUs paid. The number of shares included in column (f) related to MSUs equals the number of shares underlying the MSUs, which is determined on the date of grant.

(7)	Includes (a) shares of our common stock underlying the annual restricted stock units granted to directors under our director compensation program, and (b) shares of our common stock underlying restricted stock units granted in connection with the election to defer director’s fees into restricted stock units under our director fee deferral plan. The restricted stock units are payable in stock or cash, as determined at the time of grant, upon the holder’s retirement from the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

We have not identified any person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act in respect of our common stock during the most recent fiscal year. For purposes of identifying persons who failed to timely file Section 16(a) reports, we only reviewed Forms 3, 4, and 5, amendments to these forms, and written representations supplied to us in lieu of Form 5 under the SEC’s Section 16 rules for the most recent fiscal year.

ELECTION OF DIRECTORS

Our Bylaws specify that our Board of Directors will establish by vote how many directors will serve on the Board (but not less than three). Our Bylaws also provide that the directors will be divided into three classes, which will as nearly as possible be equal in size. Our Board of Directors has set the number of directors at eleven, with one class of three directors and two classes of four directors each.

Director Qualifications

Our Nominating and Governance Committee is charged with assuring that the proper skills and experience are represented on our Board. Our corporate governance guidelines include a non-exclusive list of qualifications that should be considered in reviewing director candidates. The qualifications take into account our business, geographic locations, diversity of backgrounds and skills, and other factors. We expect all our directors to possess the highest personal and professional ethics, integrity and values. We also expect our directors to be committed to the long-term interests of our stockholders as a whole as distinguished from the specific interest of any particular stockholder.

Nominees

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

All of the nominees are standing for election as directors to serve for a term of three years expiring at the 2015 annual meeting of stockholders, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. We did not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

A brief summary of each director’s principal occupation, recent professional experience, certain specific qualifications considered by the Nominating and Governance Committee and the Board, and directorships at other public companies in the past five years, if any, is provided below.

Nominees for Directors to be Elected at the 2012 Annual Meeting of Stockholders to Serve Until 2015

Name and Year First Elected Director	Principal Occupation and Other Information
Louis R. Brill 2007	Mr. Brill, age 70, served as Chief Accounting Officer of Temple-Inland Inc. from 2000 until his retirement in 2006. From 1976 until his retirement in 1999, he was a partner of Ernst & Young LLP where he was responsible for clients in a wide range of industries and was managing partner of its Austin and San Antonio offices. Previously he was a director of Prodigy Communications Corporation and was chairman of its audit committee.
Mr. Brill has extensive knowledge of public company audit, accounting and SEC reporting requirements, and internal audit and tax matters.
William G. Currie 2007	Mr. Currie, age 64, is Chairman of the Board of Universal Forest Products, Inc., one of the United States’ leading manufacturers and distributors of wood and wood-alternative products. Mr. Currie has had a 35-plus year career with Universal Forest Products, Inc., serving as Chief Executive Officer from 1989 through 2009, as Executive Chairman of the Board from 2006 through 2009, and as Vice Chairman from 2000 through 2005. Mr. Currie also serves as Chairman for Grand Northern Products, a privately held company.
Mr. Currie has extensive knowledge of building materials markets, which are highly relevant to housing, and many years of public company management and board leadership experience.
James A. Rubright 2007	Mr. Rubright, age 65, is Chairman of the Board and Chief Executive Officer of Rock-Tenn Company, one of North America’s leading manufacturers of paperboard, containerboard and consumer and corrugated packaging. Mr. Rubright joined Rock-Tenn Company as Chief Executive Officer in 1999. Previously, he served as Executive Vice President of Sonat Inc. in Birmingham, Alabama, overseeing its interstate natural gas pipeline and energy marketing businesses. Prior to joining Sonat Inc. he was a partner at the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Rubright also serves on the board of AGL Resources Inc., an energy company. He previously served on the board of Oxford Industries, Inc.
Mr. Rubright has significant experience in public company management and board leadership. He also has special expertise related to oil and gas industry operations.
Carl A. Thomason 2012	Mr. Thomason, age 59, has over 30 years’ experience in the oil & gas industry. He is an owner and president of Great Northern Gathering and Marketing, LLC, with operations in North Dakota and Montana, a position he has held since 2011. From 2003 through 2010, he owned Yessup Oil Corporation, an independent marketer of refined petroleum products, and also an operator of a hydrogen sulfide removal plant in East Texas. From 1997 through 2004, Mr. Thomason served as a consultant to Davison Petroleum Products Company, LLC, headquartered in Ruston, Louisiana. He previously held positions involving gathering, marketing, acquisition and trading of crude oil. Mr. Thomason serves on the board of directors of Genesis Energy, LLC, general partner of Genesis Energy, L.P.
Mr. Thomason has extensive knowledge and experience in the oil and gas industry, including specifically markets, transportation and pricing.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MR. BRILL, MR. CURRIE, MR. RUBRIGHT, AND MR. THOMASON AS DIRECTORS OF FORESTAR.

Continuing Directors

The following information is provided with respect to directors who will continue to serve as directors until the expiration of their terms.

Directors to Serve Until the 2013 Annual Meeting of Stockholders

Name and Year First Elected Director	Principal Occupation and Other Information
James M. DeCosmo 2007	Mr. DeCosmo, age 53, has served as our President and Chief Executive Officer since 2006. He served as Group Vice President of Temple-Inland Inc. from 2005 to 2007, and previously served as Vice President, Forest from 2000 to 2005 and as Director of Forest Management from 1999 to 2000. Prior to joining Temple-Inland Inc., he held various land management positions throughout the Southeastern United States. Mr. DeCosmo also serves on the Policy Advisory Board of the Harvard Housing Institute.
As our CEO, Mr. DeCosmo has demonstrated dedicated and effective leadership of our operations and business strategy.
Kenneth M. Jastrow, II 2007	Mr. Jastrow, age 64, became Non-Executive Chairman of our Board upon the completion of our spin-off in 2007. Mr. Jastrow served as Chairman of the Board and Chief Executive Officer of Temple-Inland Inc. from 2000 to 2007, and in various other capacities since 1991, including President, Chief Operating Officer, Chief Financial Officer, and Group Vice President. Mr. Jastrow also serves on the boards of MGIC Investment Corporation, KB Home and Genesis Energy, LLC. In addition, during the past five years, Mr. Jastrow served as a director of Guaranty Financial Group, Inc. and its subsidiary Guaranty Bank (from December 2007 through August 2008).
Mr. Jastrow has significant public company management and board leadership experience. He also has significant real estate experience, and experience in the paper and packaging, building products and financial services industries, providing critical perspective in businesses that impact the real estate industry, and a substantial presence in Texas, a key market for us.
James A. Johnson 2007	Mr. Johnson, age 68, is Vice Chairman of Perseus LLC, a merchant bank and private equity fund management firm, which Mr. Johnson joined in 2001. Mr. Johnson served as Chairman and Chief Executive Officer of Johnson Capital Partners until 2001, as Chairman of the Executive Committee of the Board of Fannie Mae in 1999 and as Chairman and Chief Executive Officer of Fannie Mae from 1991 through 1998. He also serves on the boards of Target Corporation and Goldman Sachs Group, Inc. He previously served as a director of Temple-Inland Inc., UnitedHealth Group Incorporated, and KB Home.
Mr. Johnson is a recognized expert in housing and housing markets, has significant experience with the financial services industry, and has extensive board leadership experience.

Richard M. Smith 2007	Mr. Smith, age 66, is the President of Pinkerton Foundation, a New York-based private foundation serving the needs of at-risk youth. He is the former Chairman of Newsweek, a position he held from 1998 to 2010. Mr. Smith served as Editor-in-Chief of Newsweek from 1984 to 2007 and CEO from 1991 until 2007. Mr. Smith was Chairman of the Magazine Publishers of America from 1996 to 1997 and was the founding Chairman of the MPA’s New Media Committee. Mr. Smith previously served on the MPA’s board and on the board of the American Society of Magazine editors. He also serves on the board of Merryck & Co., a privately-held CEO mentoring firm. Mr. Smith served on the board of Temple-Inland Inc. until its February 2012 merger with International Paper.
Mr. Smith has substantial knowledge of and insights into current trends and events, including their potential impacts on our businesses and customers, and has extensive leadership experience.

Directors to Serve Until the 2014 Annual Meeting of Stockholders

Name and Year First Elected Director	Principal Occupation and Other Information
Kathleen Brown 2007	Ms. Brown, age 66, is Chairman of Investment Banking for the Midwest Region of Goldman, Sachs & Co. She joined Goldman, Sachs & Co in 2001 as a Managing Director in Private Wealth Management and from 2005 to 2010 she headed the Western Region of the Public Sector and Infrastructure Group. Ms. Brown served as Treasurer of the State of California from 1991 through 1994 and was the Democratic Nominee for Governor of California in 1994. She practiced law with O’Melveny & Myers and was as President of the Private Bank at Bank of America. She served on the Los Angeles Board of Education and as a Commissioner of Public Works in the City of Los Angeles. Ms. Brown is a member of the Council on Foreign Relations and was appointed to the Great Lakes Protection Fund Board of Directors by Governor Pat Quinn. She has previously served on numerous not-for-profit boards including the Children’s Hospital Los Angeles, the Climate Action Reserve and Los Angeles Chamber of Commerce.
Ms. Brown has several years of experience in lending and credit, key drivers of housing demand. She also has government and industry relationships relevant to our markets.
Michael E. Dougherty 2008	Mr. Dougherty, age 71, is founder and Chairman of Dougherty Financial Group LLC, a collection of seven financial service companies in fourteen states managing assets in excess of $42 billion. Dougherty Financial Group was formed in 1977. Mr. Dougherty previously served on the board of directors of Countrywide Bank, N.A. and Carol Health Corporation. He currently serves as a director of the University of Minnesota Physicians. Mr. Dougherty is also a trustee of the University of St. Thomas, St. Paul, Minnesota.
Mr. Dougherty has over 35 years experience in finance, asset management, commercial lending and securities, including experience starting and running new companies.
William C. Powers, Jr. 2007	Mr. Powers, age 65, has been President of The University of Texas at Austin since 2006. He is also a University Distinguished Teaching Professor and holds the Hines H. Baker and Thelma Kelley Baker Chair in Law at The University of Texas School of Law, where he served as Dean from 2000 to 2005. Other university appointments have been with the Southern Methodist University School of Law, the University of Michigan School of Law, and the University of Washington School of Law. He served as chair of the Special Investigation Committee, Enron Corp., which in 2002 produced the “Powers Report.”
Mr. Powers has extensive legal and management expertise, including special expertise in the evaluation and management of risk.

How Nominees Are Selected

Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of our Board, as described in more detail in the corporate governance guidelines available at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. The corporate governance guidelines encourage board membership composed of diverse background skills and substantive pertinent experience, and diversity among the directors as a whole.

Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board consider whether non-employee director nominees are independent as defined in the corporate governance listing standards of the New York Stock Exchange (NYSE) and whether they have a prohibited conflict of interest with our business. Priority will be given to individuals with outstanding business experience and who currently serve or have served as the chief executive officer of a company.

Our Nominating and Governance Committee considers director candidates recommended by the directors. After reviewing a potential director’s qualifications, a suitable candidate will be invited to meet with our Chief Executive Officer and full Board to determine if the candidate is a good fit with the rest of our Board.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the notice procedures described below. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as recommendations for other candidates. Pursuant to our bylaws, notice of a stockholder’s intent to nominate a candidate for the Board of Directors must contain certain specified information regarding the nominating stockholder and the nominee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We maintain a written policy and procedures for the review, approval, or ratification of any related party transactions that we are required to report under this section of the Proxy Statement.

Under the related party transaction policy, any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships to be pre-approved:

•	compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement,

•	business expense reimbursements,

•	transactions with an entity in which the related party owns less than 10% of the other entity,

•	transactions with an entity in which the related party is a director only,

•	transactions with an entity in which the related party is not an executive officer or a partner, and

•	indebtedness for transactions in the ordinary course of business.

Under the policy, the Nominating and Governance Committee, in the course of the review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our code of business conduct and ethics and whether the transaction impacts a director’s independence under the NYSE listing standards.

During the year ended December 31, 2011, there were no transactions that were required to be reported in this section of the Proxy Statement where the related party policy and procedures did not require review, approval or ratification or where the policy and procedures were not followed.

BOARD MATTERS

Board Leadership Structure

Mr. Jastrow, who is not an officer or employee of the company, has served as our non-executive chairman since we became a separate publicly-traded company in December 2007. He has significant experience serving as a public company chairman and CEO. He also serves or has served on several other public company boards.

We believe it is the chief executive officer’s responsibility to run the company and the chairman’s responsibility to run the Board. We also believe that at this time it is beneficial for us to have a separate chairman whose sole job is leading the Board. As a relatively young publicly-traded company, this structure enables Mr. DeCosmo, our chief executive officer, to focus his entire energy on running the company while affording us the benefits of Mr. Jastrow’s significant board leadership experience. We believe our chief executive officer and our non-executive chairman have an excellent working relationship that has allowed Mr. DeCosmo to develop and grow as chief executive officer.

Our corporate governance guidelines state that our Board believes that the separation of the offices of chairman and chief executive officer is in the best interests of the company and its stockholders at this time. However, should circumstances change in the future, the Board is free to choose its chairman in any way it determines is in the best interests of the company and its stockholders in accordance with our bylaws, including determining whether our chief executive officer should also serve as chairman.

Our Board performs a number of its functions through committees. All committee members and the chairmen of our Audit Committee, Management Development and Executive Compensation Committee (which we refer to as the Compensation Committee), and Nominating and Governance Committee are independent directors under NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. The charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. We will provide a copy of these documents, without charge, upon request to our Corporate Secretary at our principal executive office. Any changes to the committee charters will be reflected on our website.

Risk Oversight

The Board oversees our risk management processes and management is responsible for managing risks. The Board performs its risk oversight role by using several different levels of review. Our chief executive officer or chief administrative officer report on significant risks to the Board at least annually, and at additional times as may be necessary or appropriate. In addition, management reports on and the Board reviews the risks associated with our strategic plan annually and periodically throughout the year as part of the Board’s consideration of our strategic direction.

All of our Board members except Mr. DeCosmo are classified as independent under NYSE listing standards. A number of our Board members are currently serving or have served as members of senior management of other public companies and are currently serving or have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our Board, along with oversight of the Board by the non-executive chairman, benefits our company and our stockholders.

Each of the Board’s Committees also oversees the management of risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

The Audit Committee receives reports at least annually from management regarding the company’s process for assessment of risks. In addition, our Director of Internal Audit, who functionally reports directly to the Audit Committee, assists in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. The Audit Committee reports regularly to the full Board.

The Compensation Committee considers the impact of our executive compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. The Compensation Committee reviews and considers, among other things, the incentives that our programs create and the factors that may reduce the likelihood of excessive risk taking. The Compensation Committee reports regularly to the full Board. We do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us.

We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board composition and leadership structure support this approach.

Audit Committee

The Audit Committee assists the Board in its oversight of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the internal audit function and independent registered public accounting firm.

In addition, the Audit Committee prepares the report that SEC rules require be included in the annual proxy statement. The Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. Our Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, James A. Rubright, who is an independent director. In addition, our Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards. During 2011, the members of the Audit Committee were Mr. Rubright (Chairman), Mr. Brill, Mr. Currie, and Mr. Powers. (Ms. Brown served as a member of the Audit Committee until February 2011, and Mr. Brill and Mr. Currie were appointed to the Audit Committee at that time.) The Audit Committee met nine times in 2011. Mr. Thomason was appointed to the Audit Committee in February 2012. Our Board of Directors has determined, in its business judgment, that Mr. Thomason is financially literate and independent as such terms are defined in the NYSE corporate governance standards.

Management Development and Executive Compensation Committee

The Compensation Committee is responsible for:

•	determining and approving, either as a committee or together with other independent directors (as directed by the Board), the CEO’s compensation;

•	determining and approving the compensation of the other executive officers;

•	establishing the compensation philosophies, goals, and objectives for executive officers;

•	advising the Board on the performance, salaries, and incentive compensation of the executive officers;

•	establishing compensation plans for non-executive employees and approving annual bonus pools;

•	advising the Board with respect to employee benefit programs;

•	advising the Board with respect to equity and long-term incentive plans;

•	conducting an annual review of executive officers’ expense reports;

•	conducting an annual review of executive officers’ personal usage of company-owned facilities and equipment; and

•	preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the SEC.

The non-executive Chairman, the Chief Executive Officer or the Chief Administrative Officer recommends executive compensation amounts and programs to the Compensation Committee. The Compensation Committee has engaged a compensation consultant, Semler Brossy Consulting Group, LLC, to provide advice about proposed compensation programs and amounts and to provide market survey data regarding executive compensation. The compensation consultant provides specific data to the Compensation Committee on an annual basis and at other times upon request. The Compensation Committee invites a representative of the compensation consultant to attend meetings of the committee from time to time, and also may meet with the representative in executive session periodically.

Once the full Board approves any compensation recommendations of the Compensation Committee, administration of the compensation programs is delegated to the Chief Administrative Officer.

During 2011, the members of the Compensation Committee were Mr. Johnson (Chairman), Mr. Brill, Mr. Currie, and Mr. Rubright, all of whom our Board of Directors has determined, in its business judgment, are independent as defined in the NYSE corporate governance standards. (Ms. Brown served as a member of the Compensation Committee until February 2011, and Mr. Brill was appointed to the Compensation Committee at that time.) The Compensation Committee met five times in 2011.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks among the members of our Board and no member of the Compensation Committee has a transaction reported under Certain Relationships and Related Party Transactions.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for:

•	periodically reviewing the structure of the Board, at least annually, to assure that the proper skills and experience are represented on the Board;

•	recommending nominees to serve on the Board of Directors;

•	reviewing potential conflicts of prospective Board members;

•	recommending the size of the Board;

•	recommending the membership of the committees;

•	reviewing corporate governance issues;

•	reviewing performance and qualifications of Board members before they stand for reelection;

•	reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals;

•	reviewing outside directorships in other publicly-held companies by our senior officers;

•

acting in an advisory capacity to the Board regarding activities that relate to issues of social and public concern, matters of public policy and the environment, and significant legislative, regulatory and social trends and developments; and

•	recommending director compensation to the full Board.

The Nominating and Governance Committee may engage a compensation consultant to provide market data regarding director compensation and advice about proposed director compensation programs and amounts.

During 2011, the members of the Nominating and Governance Committee were Mr. Smith (Chairman), Ms. Brown, Mr. Powers, and Mr. Dougherty, all of whom our Board of Directors has determined, in its business judgment, are independent as such term is defined in the NYSE corporate governance standards. (Ms. Brown was appointed to the Nominating and Governance Committee in February 2011.) The Nominating and Governance Committee met four times in 2011. Mr. Thomason was appointed to the Nominating and Governance Committee in February 2012. Our Board of Directors has determined, in its business judgment, that Mr. Thomason is independent as such term is defined in the NYSE corporate governance standards.

Executive Committee

The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs except:

•	matters related to the composition of the Board,

•	changes in our bylaws, and

•	certain other significant corporate matters.

The members of the Executive Committee are the non-executive Chairman of the Board, who serves as Chairman of the Executive Committee, and the Chairman of each standing committee of the Board: Mr. Jastrow, Mr. Rubright, Mr. Johnson, and Mr.  Smith. The Executive Committee met one time in 2011.

Director Independence

Our Board has adopted corporate governance guidelines that set forth our director independence standards, which are discussed below. Our corporate governance guidelines are posted at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. In accordance with our corporate governance guidelines and NYSE rules, at least a majority of our directors are independent.

All directors other than Mr. DeCosmo satisfy our director independence standards. Mr. DeCosmo does not meet these independence standards because he is an employee and officer.

The Board defines independence as meeting the requirements to be considered independent directors as defined under current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:

•

If not otherwise prohibited by NYSE rules, any commercial or charitable relationship that is not required to be reported in the proxy statement to stockholders will not be considered a material relationship that would impair a director’s independence.

•	To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee’s charter or applicable law.

There were no material transactions or relationships between us and any of our independent directors during 2011. In making its determination that our non-employee directors are independent, our Board considered:

•

We sold timber to Temple-Inland pursuant to a timber sale and purchase agreement. The agreement expires December 31, 2013, and sales are at market prices. Mr. Smith was a director of Temple-Inland until February 2012.

•

We engaged Goldman Sachs as a broker to purchase shares of our stock for our account in open market transactions, for which we paid brokerage commissions in amounts we believe are reasonable and customary. We also engaged Goldman Sachs to advise us regarding proposed private debt offerings. Mr. Johnson is a director of Goldman Sachs Group, Inc. and Ms. Brown is a non-executive officer employee of Goldman, Sachs & Co.

Our Board felt that none of these transactions affected any director’s independence because none of the independent directors has a direct or indirect material interest in these transactions and the transactions do not exceed the greater of $1 million or 2% of the recipient’s consolidated gross revenues. Our directors typically recuse themselves from voting on any matters in which there may be a potential conflict of interest.

There is no family relationship between any of the nominees, continuing directors and executive officers of Forestar.

Board Meetings

Our Board typically meets at least four times a year. Our Board met four times in 2011. Each director attended at least 75% of Board and committee meetings held by all committees on which they served.

Our Board holds regularly scheduled executive sessions with only independent directors present. Executive sessions were held at all of the Board meetings in 2011. Our non-executive Chairman of the Board serves as presiding director to lead these executive sessions of the Board.

Other Corporate Governance Matters

Under our corporate governance guidelines, a director is deemed to have tendered his or her resignation in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board based on such review. Also under our corporate governance guidelines, non-employee directors may not serve on the boards of directors of more than five public companies.

We expect all Board members to attend our annual meeting of stockholders, but from time to time other commitments may prevent all Board members from attending. All Board members attended our 2011 annual meeting of stockholders, except one director who was absent due to a death in the family.

Non-employee directors must not stand for re-election following their 72nd birthday unless the remaining non-employee directors determine that it would be in the best interest of the company and its stockholders under the particular circumstances existing at the time for an exception to this policy to be granted. Employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 65th birthday.

Policies on Business Conduct and Ethics

All our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer are also required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive offices. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

Communications with Directors

Stockholders and other interested parties may communicate with non-management directors by forwarding written comments to an independent third party that has agreed to forward the comments to the non-executive Chairman with a copy to our General Counsel. The independent third party is The Network and such comments may be sent to:

The Network

333 Research Court

Norcross, GA 30092

Attention: Call Center — Forestar Group

Alternatively, interested parties may communicate online with our non-management directors by forwarding comments to The Network at www.reportlineweb.com/Forestar.

DIRECTOR COMPENSATION

Our director compensation program is designed in recognition of the time commitment and preparations required for directors to fulfill their responsibilities, to align director compensation with the long-term interests of our stockholders, and to assist in recruiting high-caliber directors. Alignment with stockholders is emphasized through stock ownership requirements, an annual restricted stock unit grant, and the ability to receive restricted stock units in lieu of fees. Our director fee schedule is as follows:

Director Fee Schedule

Annual Retainer Fee	$60,000 (paid $15,000 per quarter)
Annual Non-executive Chair Retainer	$250,000 (paid $62,500 per quarter)
Annual Audit Committee Chair Retainer	$15,000
Annual Other Committee Chair Retainer	$5,000
Meeting Fees	$1,500 for each meeting in excess of 5 per year for Board of Directors and Executive Committee meetings combined; $1,500 for each committee meeting in excess of 5 per year for such committee
Annual Restricted Stock Unit Grant — payment deferred until retirement	$85,000
Match for deferring fees in lieu of current cash payment — deferred until retirement	50%

In addition to the above fees, when a new director is appointed or elected, the director receives a stock option grant to acquire 20,000 shares of our common stock, which stock options will have an exercise price per share equal to the fair market value on the date of grant, which is the date the director is first appointed or elected, and which will vest 6,500 shares on the first anniversary of the date of grant, 6,500 shares on the second anniversary of the date of grant, and 7,000 shares on the third anniversary of the date of grant. The option term is ten years. These stock option grants are made to further align director compensation with the interests of stockholders. We do not have any program, plan or practice to time option grants to our directors in coordination with the release of material non-public information. We do not time our release of material non-public information for the purpose of affecting the value of director compensation.

Mr. Jastrow’s non-executive chair retainer is not eligible for a match under the fee deferral plan described below. Mr. DeCosmo does not receive a fee for his service on our Board other than his compensation as an employee. Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

Fee Deferral Plan

Instead of immediate payment of director fees in cash, directors may defer the fees into restricted stock units, or RSUs, payable at retirement in shares of our common stock or cash, as determined by our Board of Directors. The aggregate amount deferred into RSUs would equal 1.5 times the amount of cash fees deferred, except for the non-executive chair retainer which aggregate amount deferred into RSUs would equal one times the amount of cash fees deferred. The number of RSUs is determined by dividing the aggregate deferred amount by the closing price of our common stock on the date deferred and rounding down to the nearest whole unit. RSUs are vested when granted. Dividend equivalents would be credited as additional RSUs if and when paid to stockholders. At retirement, a director will be paid, as determined by our Board of Directors at the time of grant, either cash equal to the number of RSUs credited to his or her account multiplied by the then current closing price of our common stock or a number of shares of our common stock equal to the number of RSUs credited to his or her account.

If a director chooses cash payment on a current basis instead of deferring his or her fees, the director will not receive a match with respect to such fees. The directors’ fee deferral plan provides for accelerating payment in the event the director’s service terminates due to a change in control.

Annual Restricted Stock Unit Grant

On the date of the first regularly-scheduled Board meeting each year, each non-employee director receives a number of RSUs determined by dividing the dollar amount of the annual restricted stock unit grant by the closing price of our common stock on such date, rounded down to the nearest whole unit. The RSUs are vested when granted. The RSUs are payable at retirement in shares of our common stock or cash, as determined by our Board of Directors.

Stock Ownership Guidelines

Directors are required to hold Forestar stock or RSUs with an aggregate value of at least $150,000 by the end of three years from initial election. This stock ownership policy is contained in our corporate governance guidelines, which are available at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. All our directors have satisfied their stock ownership requirements except for Mr.  Thomason, who joined our Board in February 2012.

Insurance and Indemnification

All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

2011 Director Compensation

The following table presents 2011 director compensation in accordance with SEC rules. However, directors do not receive any payout of compensation deferred into RSUs until they retire. The value received at the time the director retires may be different than the amount reported below. All of our directors except Mr. Jastrow and Mr. Smith elected to defer their 2011 fees until retirement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Louis R. Brill	—	$181,709	—	—	—	—	$181,709
Kathleen Brown	—	$174,976	—	—	—	—	$174,976
William G. Currie	—	$177,214	—	—	—	—	$177,214
Michael E. Dougherty	—	$174,976	—	—	—	—	$174,976
Kenneth M. Jastrow, II	$310,000	$84,993	—	—	—	—	$394,993
James A. Johnson	—	$182,486	—	—	—	$18,449	$200,935
William Powers, Jr.	—	$181,709	—	—	—	—	$181,709
James A. Rubright	—	$204,222	—	—	—	—	$204,222
Richard M. Smith	$65,000	$84,993	—	—	—	—	$149,993

(1)	Represents the aggregate grant date fair value of awards granted in 2011 calculated in accordance with ASC 718. The valuation model and assumptions used can be found in Note 19 to our audited consolidated financial statements in our 2011 Annual Report on Form 10-K.

(2)	The amounts shown in column (c) relate to (a) the annual restricted stock unit grant and (b) cash fees earned in 2011 but deferred until retirement. The deferred fees earn a match of 50% and are converted into restricted stock units. Under the terms of our director fee deferral program, fees are rounded down to the nearest whole restricted stock unit. The chart below shows the annual grant, fees earned, match, and resulting restricted stock units credited to each director’s account in 2011, along with the director’s projected retirement date:

Name	Board Retainer	Committee Retainer Fees	Board and Committee Meeting Fees	Match	Annual Restricted Stock Unit Grant	Total Deferred Fees/Stock Awards (5) (b+c+d+e+f) Value on Grant Date of Fees Deferred Until Retirement	Converted into Restricted Stock Units Payable Upon Retirement	Normal or Expected Retirement Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Louis R. Brill	$60,000	—	$4,500	$32,250	$85,000	$181,750	10,754	2015
Kathleen Brown	$60,000	—	—	$30,000	$85,000	$175,000	10,279	2020
William G. Currie	$60,000	—	$1,500	$30,750	$85,000	$177,250	10,428	2021
Michael E. Dougherty	$60,000	—	—	$30,000	$85,000	$175,000	10,279	2014
Kenneth M. Jastrow, II	—	—	—	—	$85,000	$85,000	4,572	2019
James A. Johnson	$60,000	$5,000	—	$32,500	$85,000	$182,500	10,683	2016
William Powers, Jr.	$60,000	—	$4,500	$32,250	$85,000	$181,750	10,754	2020
James A. Rubright	$60,000	$15,000	$4,500	$39,750	$85,000	$204,250	11,965	2021
Richard M. Smith	—	—	—	—	$85,000	$85,000	4,572	2019

(3)	Mr. Johnson served on the Temple-Inland board of directors until November 2007. Under the Temple-Inland director fee deferral plan, Mr. Johnson deferred director fees into Temple-Inland phantom shares. Mr. Johnson elected to receive settlement of the phantom shares in 15 annual installments commencing November 2007. Mr. Johnson received Forestar phantom shares in connection with equitable adjustments to his remaining Temple-Inland phantom shares in the spin-off. This amount represents payment of his November 2011 Temple-Inland board retirement installment, which was paid 665 shares in our common stock and 669 shares in cash. The total value of this installment payment was $18,449.22 (based on the $13.83 closing price per share of our common stock as reported by the NYSE on the settlement date).

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our 2011 performance and related executive compensation actions

General economic conditions remained weak during 2011 resulting in challenging business conditions. Amid significant uncertainty regarding the timing and extent of any meaningful rebound in housing markets and the overall economy, we essentially completed the timberland sales and debt reduction portions of our 2009 strategic initiatives while capitalizing on several opportunities to grow through strategic and disciplined investments.

Oil production was up 32% compared with 2010, and our 2011 proved developed oil and gas reserves increased 26%. In 2011, we increased residential lot sales 39% compared with 2010 and sold 17,100 acres of undeveloped land through our retail sales program. We also invested $63 million in our real estate segment in assets expected to generate near-term cash flow and earnings. We initiated construction of the Promesa apartment community in Austin, Texas, and repurchased almost 1 million shares of our common stock.

In 2011 our total direct compensation levels generally increased by 5%-10% from 2010, primarily as a result of: a) improved ROA and segment operating income, and b) continued value creation in our mineral resources and real estate segments. Total direct compensation for Mr. Smith increased more substantially as a result of superior value creation performance for the mineral resources business segment. Key 2011 compensation outcomes include:

•	Base Salaries: 2011 base salaries increased 3%-10% from 2010 levels.

•

Annual Incentives: Improved value realization and continued value creation in 2011 resulted in increased annual incentive payouts vs. 2010. However, these annual incentive payouts were weighted heavily towards equity that will vest over three years from grant, and the total annual incentive for 2011 is still below the target level for each executive except Mr. Smith.

•

Long-Term Incentives (LTI): Each NEO received similar LTI grant date fair value as awarded in 2010. Awards are determined each year with consideration for: a) overall Company and individual performance, b) total outstanding equity opportunity for each executive, and c) annual stockholder dilution.

The Compensation Committee further increased the performance orientation of our long-term incentive program through the introduction in 2011 of market-leveraged stock units, which are directly tied to stock price performance over a three-year performance period. In addition, a significant portion of 2011 annual incentive payments were delivered in restricted stock units vesting ratably over three years.

Our executive compensation programs are intended to motivate our senior management team to execute our primary strategic goals. The Compensation Committee believes our programs effectively achieve the objectives of aligning compensation with performance measures that are directly related to our strategic goals and creation of stockholder value without encouraging executives to take unnecessary or excessive risks. We believe these programs operated as intended in 2011.

At our 2011 annual meeting of stockholders, over 91% of votes cast in our advisory vote on executive compensation were in favor of the proposal. Our Board of Directors has determined that advisory votes on executive compensation will be held annually.

Total Direct Compensation for Named Executive Officers

The Summary Compensation Table that appears on page 33 provides specific compensation information for our named executive officers as required by SEC regulations. However, the below total direct compensation table presents the named executive officers’ 2011 compensation in a manner consistent with the Compensation Committee’s view of compensation as used in its decision-making process by reflecting the equity component of the annual incentive in the year to which performance relates rather than in the year awarded.

The following table is intended to provide insight into the compensation that our named executive officers were awarded for their 2011 performance. The table sets forth the base salaries and the cash and stock-based incentives they were awarded for 2009 — 2011.

Base salary adjustments reflect success in leading and growing our businesses during challenging economic times while concurrently launching new initiatives to position us for the future. Annual incentive payments have varied substantially based on performance, reflecting substantial use of equity-based awards vesting ratably over three years. In 2011, the Compensation Committee made our long-term incentive program more performance oriented by shifting from restricted stock units to market-leveraged stock units based on stock price performance over a three-year performance period. Please see Security Ownership of Management beginning on page 6 for additional information regarding current ownership by our named executive officers.

The variability in our named executive officers’ total direct compensation reflects our “pay for performance” philosophy and is heavily weighted toward equity.

			Annual Incentive		Long-Term Incentive
Named Executive Officer & Title	Year	Base Salary	Cash	Equity(1)	MSUs(1)	Restricted Stock or RSUs(1)	Options or SARS(1)	Total Direct Compensation
James M. DeCosmo	2011	$550,000	$—	$390,000	$550,000	$—	$550,000	$2,040,000
President and CEO	2010	$500,000	$50,000	$150,000	$—	$625,000	$625,000	$1,950,000
	2009	$500,000	$287,000	$573,000	$—	$750,000	$750,000	$2,860,000

Christopher L. Nines	2011	$278,000	$40,000	$145,000	$210,000	$—	$210,000	$883,000
Chief Financial Officer	2010	$258,000	$40,000	$85,000	$—	$210,000	$210,000	$803,000
	2009	$250,000	$163,000	$327,000	$—	$225,000	$225,000	$1,190,000

Craig A. Knight	2011	$370,000	$60,000	$195,000	$300,000	$—	$300,000	$1,225,000
Chief Real Estate	2010	$350,000	$50,000	$130,000	$—	$300,000	$300,000	$1,130,000
Investment Officer	2009	$350,000	$200,000	$400,000	$—	$450,000	$450,000	$1,850,000

Flavious J. Smith, Jr.	2011	$300,000	$150,000	$365,000	$250,000	$—	$250,000	$1,315,000
Executive Vice	2010	$280,000	$45,000	$115,000	$—	$250,000	$250,000	$940,000
President-Minerals	2009	$240,000	$187,000	$373,000	$—	$56,000	$56,000	$912,000

Phillip J. Weber	2011	$310,000	$55,000	$180,000	$250,000	$—	$250,000	$1,045,000
Executive Vice	2010	$300,000	$45,000	$105,000	$—	$250,000	$250,000	$950,000
President-Real Estate	2009	$300,000	$150,000	$150,000	$—	$250,000	$—	$850,000

(1)	Amounts are valued based on the aggregate grant date fair value of the award determined pursuant to ASC 718. Assumptions used in the calculation of the amounts are included in Note 19 to our audited consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2012.

The below table shows the mix of compensation elements to total direct compensation for the CEO:

	By Component Type			By Payment Type
	Base	Annual Incentive	Long-Term Incentive	Cash	Equity
2011	27%	19%	54%	27%	73%
2010	26%	10%	64%	28%	72%
2009	17%	30%	53%	28%	72%

Year to year, the exact allocation may vary, but the overall mix is strongly weighted to pay for performance in accordance with our philosophy. The mix reflects that a significant portion of annual incentive bonuses were paid in equity, as discussed below. In 2011, long-term incentive value was delivered 50% in options and 50% in market-leveraged stock units.

Compensation philosophy

Our compensation philosophy is that a significant part of our executives’ compensation should relate to our performance, as measured by return on assets (ROA, which is calculated as earnings before interest and taxes [EBIT] divided by the book value of our assets as of the beginning of the fiscal year), segment operating income, and value creation, because we believe there is a strong correlation between these components and long-term stockholder value creation.

Compensation objectives

Our executive compensation program is designed to attract, retain, and motivate key executives to maximize value realization, value creation, and performance. We look to return on assets and segment income to help measure value realization. We define value creation for our real estate segment as the value created by moving property through the development process while meeting or exceeding our return expectations. We define value creation for our mineral resources segment as promoting the leasing and exploration of our mineral acreage to increase the number of producing wells, our proved reserves and the production of oil or gas. We are guided by the following principles in determining the form and amount of executive compensation:

•

Compensation should be tied to performance. A meaningful portion of total compensation is tied to and varies with our financial and operating performance, as well as individual performance. Bonuses are considered on an annual basis based on return on assets, segment income, value creation, and achievement of individual performance objectives. Also, stock options, stock appreciation rights, market-leveraged stock units, restricted stock and restricted stock units generate value to executives as our performance and stock price improves. In addition, restricted stock and restricted stock unit awards generally contain a vesting component tied to the achievement of a cumulative average three-year ROA.

•

Compensation should align executives’ and stockholders’ interests. Our annual incentive bonuses are tied closely to ROA, segment income, and value creation because we believe there is a strong correlation between these components and long-term stockholder value creation. In addition, the use of equity-based compensation aligns our executives’ interests with our stockholders’ interests and encourages our executives to focus on long-term growth and performance.

Base salary helps retain executives. Equity-based awards also help retain executives because they contain forfeiture provisions if the executive terminates employment other than for retirement, death or disability and all awards contain time-vesting conditions. In addition, a 401(k) plan match and health and welfare benefits help retain executives. Change in control agreements help ensure that our executives continue to work in the best interests of our stockholders and help alleviate concerns during any potential change in control situations that might otherwise lead the executives to work elsewhere or to work other than in the best interests of the company or its stockholders.

Elements of our compensation program

The elements of our compensation program are as follows:

•	Salaries;

•	Annual incentive bonuses based on performance measurements;

•	Equity-based incentive (long-term) awards including stock options, stock appreciation rights, market-leveraged stock units, restricted stock, and restricted stock units;

•	401(k) plan, tax qualified employer retirement contributions, and a supplemental executive retirement plan, or SERP;

•	Health and welfare benefits; and

•	Change in control agreements.

Generally speaking, each element of compensation is evaluated independently to determine whether in our Compensation Committee’s judgment it is competitive within our segments of the real estate, oil and gas and fiber industries, considering both public and private competitors. Our Compensation Committee considers the compensation structures and opportunities of private competitors because we must compete against these companies for talent, particularly in our real estate and mineral resources segments. Our Compensation Committee maintains a balance among the elements of compensation that ties a significant portion of compensation to performance. Our Compensation Committee also uses tally sheets that show all elements of compensation as a total. Although our Compensation Committee does not establish specific preset allocation formulas to determine the proportion of each element in relation to the other elements, it generally tries to maintain a balance among the different elements:

Element	Performance Measure	Measurement Period
Salary	Continued service subject to annual evaluation	1 year
Annual incentive bonus	ROA, segment income and value creation	1 year
Long-term incentives:
Market-leveraged stock units	Stock price	3 years
Stock options or stock appreciation rights	Stock price	10 years
Restricted stock or restricted stock units	Time vested with minimum ROA threshold for certain awards	3 years
Retirement benefits	Retirement contribution is dependent on salary and bonus	None
Health and welfare benefits	None	None
Change in control agreements	None	None

Base salaries

Base salaries are determined based on the executive’s responsibilities, performance, experience, and the Compensation Committee’s judgment regarding competitive requirements and internal equity. No specific formula is applied to determine the weight of each factor. In reviewing the salaries of executives, the Compensation Committee from time to time reviews information from independent surveys and publicly-available data regarding the peer group companies discussed below. Our Compensation Committee may consider increases in the salaries of our executives based on increased responsibilities, realignment with market levels, or other factors in addition to the factors described above.

For 2011, our Compensation Committee adjusted the annual base salaries of our named executive officers as follows:

Executive Officer	2010 Base Salary	Increase	% Increase	2011 Base Salary
Mr. DeCosmo	$500,000	$50,000	10.0%	$550,000
Mr. Nines	$258,000	$20,000	7.8%	$278,000
Mr. Knight	$350,000	$20,000	5.7%	$370,000
Mr. Smith	$280,000	$20,000	7.1%	$300,000
Mr. Weber	$300,000	$10,000	3.3%	$310,000

Mr. DeCosmo’s base salary was established at our 2007 spin-off and had not been adjusted until 2011. The Compensation Committee increased his base salary to reflect successful execution of our strategic plan and positioning the company for the future. Mr. Nines’ adjustment was due to continued improvements to our senior credit facility covenants during extremely challenging times and leadership with investor communications. Mr. Knight’s adjustment reflects his oversight of significant value creation at our Cibolo Canyons project, and oversight of a significant reduction in development expenditures. Mr. Smith’s adjustment was due primarily to his progress transitioning our minerals management business into an oil and gas business providing a platform for growth and investment, and for internal pay equity purposes. Mr. Weber’s adjustment reflects his leadership of our multifamily initiatives and increased responsibilities related to water. Our Compensation Committee determined the salary adjustment amounts based on its discretion and the CEO’s recommendation.

Annual incentive bonuses

Our Compensation Committee has selected a combination of ROA, segment income and value creation as the primary performance measures for determining annual incentive bonuses. These three bonus components are evaluated independently by the Compensation Committee and are incremental in calculating the total bonus amount. Our Compensation Committee will also consider recommendations of the CEO and the degree to which the employee’s actions have laid the groundwork for future earnings. The types and relative importance of specific financial and other business factors vary among the executives depending on their positions and the particular operations or functions for which they are responsible. For example, executives may be given a bonus for accomplishing specific objectives or projects, including successful completion of acquisitions, entitlements, agreements, developments or sales.

The ROA component bonus would equal a percentage of EBIT determined based on our actual ROA for the year if ROA falls within a certain range of percentages determined by our Compensation Committee. If the actual ROA for the year were to fall within the range of percentages, then the incentive bonus associated with the ROA component would be a specified amount based on the actual percentage, and the ROA component bonus would be deemed earned as a result of achievement of ROA. If actual ROA were to fall outside the range of percentages, then the Compensation Committee would determine the bonus amount allocable to the ROA component in its discretion.

The segment income component is based on achievement of annual segment budget income, taking into consideration the quality of earnings. If the annual segment budget is achieved, 75% of the segment income component will be earned. Segment income is not an annual incentive component for our CEO, CFO or other executive officers not affiliated with a specific business segment.

The total of the ROA and segment income components would target approximately 100% of base salary when ROA approximates our cost of capital and segment operating income is 125% of budget. For the most part, the annual incentive bonus allocable to the ROA and segment income (value realization) components will be weighted toward cash, although the Compensation Committee may in its discretion pay a portion of such bonus in equity.

The value creation component is subject to our Compensation Committee’s determination of the executive’s supportable and documented value creation performance, including the evaluation of such factors as the successful completion of strategic objectives, acquisitions and new ventures, formation or enhancement of special improvement/recovery districts, economic developments, significant entitlements, strategic repositioning of assets, increase in proved reserves, securing significant anchors/industries, water sales agreements and permits, mitigation bank establishment, sales and individual executive performance. The value creation component bonus is independent of and incremental to the ROA and segment income component bonuses.

The maximum potential value creation component bonus is 150% of base salary for real estate, mineral resources and fiber resources executives and 100% of base salary for business administration executives. For the most part, the annual incentive bonus allocable to value creation will be weighted toward equity, although the Compensation Committee may in its discretion pay a portion of such bonus in cash.

If our performance is affected by significant or unusual transactions, our Compensation Committee may elect to adjust the payment structure to increase the percentage of the bonus paid in equity, or to reduce or eliminate the impact of significant or unusual transactions on our performance in determining the amount of the bonuses.

For purposes of determining the named executive officers’ 2011 incentive bonuses, our Compensation Committee selected a combination of ROA, segment income and value creation as the performance measures. The ROA component would equal a percentage of EBIT determined by our 2011 ROA, if ROA is between 4% and 20% (if actual ROA were to fall outside the range, then the ROA component bonus would be determined in the discretion of the Compensation Committee). The segment income component would be based on achievement of the annual budgeted segment income. The value creation component would be subject to the Compensation Committee’s determination of the executive’s supportable and documented value creation performance during the year.

If the executives achieved the target ROA percentage and the target segment income percentage (125%) compared to budget, then the executives would receive a bonus equal to their base salary. If the executives achieved the maximum ROA percentage (20%), the maximum segment budget income percentage (175%), and the maximum value creation component (150% of base salary for real estate, mineral resources, and fiber resources executives and 100% of base salary for business administration executives), then the executives would receive a bonus of 3.0 times their base salary for business administration executives and 3.4 times their base salary for business segment executives.

Annual incentive bonuses would be paid in cash and/or equity awards as determined in the discretion of the Compensation Committee, with cash weighted towards value realization-based bonuses and equity weighted towards value creation-based bonuses.

Our 2011 ROA was approximately 3%. ROA was negatively impacted by non-cash impairments associated with legacy real estate projects and agreements entered into subsequent to year-end in furtherance of strategic acquisitions for which accounting pronouncements required inclusion in 2011. ROA was 6% when excluding the impact of impairments associated with subsequent events. The Compensation Committee exercised its discretion in determining the ROA component bonus for 2011 by awarding 50% of the ROA component that would have been paid for 6% ROA.

The real estate segment achieved segment operating income of 246% of budget (excluding impact of non-cash impairments, including 2011 impact associated with agreements entered into subsequent to year-end in furtherance of strategic acquisitions), resulting in segment operating income contribution at the maximum level of 150% of target. The mineral resources segment achieved segment operation income of 120% of budget, resulting in segment operating income contribution of 95% of target. There was no segment operating income contribution from the fiber resources segment.

In determining the value creation component bonus for 2011, the Compensation Committee considered individual performance and contributions toward value creation, which in 2011 included the following value creation events:

•	87% year-over-year increase in the present value of oil and gas reserves

•	Innovative real estate transaction resulting in preservation of 1,200 acres of endangered species habitat while maintaining impervious cover credits with an estimated $15 million market value

The Compensation Committee also considers historical payments for value creation events that generated significant income in the current year.

The Compensation Committee used its own judgment, taking into account individual contributions and performance, to determine the value creation component for each NEO rather than applying specific weighting or formulas to the factors considered. In making its judgment, the Compensation Committee considered the CEO’s evaluation of the other NEOs’ individual performance.

The following table reflects 2011 incentive bonuses paid to our named executive officers and the form of payment:

	Component				Form of Payment
Name	ROA	Segment Income	Value Creation	Total Bonus	Cash	Equity(1)
Mr. DeCosmo	$112,000	$—	$279,000	$390,000	$—	$390,000
Mr. Nines	$57,000	$—	$129,000	$185,000	$40,000	$145,000
Mr. Knight	$57,000	$137,000	$62,000	$255,000	$60,000	$195,000
Mr. Smith	$41,000	$88,000	$386,000	$515,000	$150,000	$365,000
Mr. Weber	$47,000	$116,000	$72,000	$235,000	$55,000	$180,000

(1)	Under SEC rules, only the cash portion of the 2011 bonus is reflected in the Summary Compensation Table on page 33. Because the equity portion of the 2011 bonus was awarded in 2012, these equity awards will be reflected in the Stock Awards column of the Summary Compensation Table and the Grants of Plan Based Awards Table to be presented in our 2013 proxy statement.

For the 2011 annual incentive bonus, our Compensation Committee elected to pay a significant portion of named executive officer bonuses in equity in the form of cash-settled restricted stock units to vest ratably over three years. The balance of the 2011 incentive bonus was paid in cash except for Mr. DeCosmo, who requested that his entire bonus be paid in RSUs. Accordingly, our Compensation Committee granted Mr. DeCosmo’s request that his entire 2011 bonus be paid in RSUs. The Compensation Committee believes that paying a significant portion of executive officer bonuses in restricted stock units vesting over time was appropriate because a substantial portion of our 2011 value creation accomplishments are also likely to require more than a year to be fully realized. Also, payment using equity will enhance employee retention because our executives will receive payment in future years only if they remain employed by us.

Our Compensation Committee may, in its discretion, award cash bonuses during the year or as part of the annual bonus awards as a result of extraordinary performance. In addition, our Compensation Committee may elect to pay “sign-on” bonuses and may elect to establish other measures to determine annual bonus amounts for purposes of recruiting a new executive.

Long-term incentive awards

Our 2007 Stock Incentive Plan, or SIP, gives us the ability to provide our eligible employees, including each of our named executive officers, grants of compensation awards based on our shares of stock. Our equity-based incentive awards include stock options, stock appreciation rights, market-leveraged stock units, restricted stock, and restricted stock units. Our Compensation Committee grants annual equity-based long-term incentive awards and grants equity-based awards as a portion of the annual incentive program. Our Compensation Committee anticipates making annual equity-based long-term incentive award grants in February of each year to further align interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive recruitment and retention, and establish internal pay equity among executives.

In making decisions regarding annual equity-based awards, our Compensation Committee uses tally sheets to consider previous grants, value and experience the executive brings to a role, relative responsibilities of the executive, and the business segment in determining sizes of awards. In the case of a new key executive, or an executive assuming new responsibilities, an initial grant may be made above usual annual targeted levels. The amounts of equity-based awards are determined based on input from the compensation consultant regarding market practices, recommendations of the CEO (except for the CEO’s awards, whose recommendations are made by the non-executive Chairman), and the judgment of our Compensation Committee. The dollar value of the awards may be below, at or above the mid-range of what other comparable companies may offer in any given year. Our Compensation Committee may also consider internal pay equity for equity awards among executives, and progress toward meeting our stock ownership guidelines.

The equity-based awards have the following terms:

Stock Options and Stock Appreciation Rights:

Stock options and stock appreciation rights have an
exercise price equal to the closing price per share on
the NYSE on the date of the grant; vest 25% each
year over four years; provide for accelerated vesting
upon retirement, disability, death, or if there is a
change in control; and expire in ten years. Options
exercised are settled in common stock. Stock
appreciation rights are settled in cash.

Market-Leveraged Stock Units:

Market-leveraged stock units (“MSUs”) vest on the third anniversary of the date of grant (such three-year period being referred to as the “performance period”). Each MSU is based on one share of common stock. MSUs will be settled in common stock using a conversion formula under which the number of MSUs paid is adjusted at the vesting date based on the percentage change in stock price (plus dividends if applicable) during the performance period. Under the conversion formula, a 50% or greater increase in stock price results in a 1.5 multiple of MSUs paid, a 50% reduction in stock price results in a 0.5 multiple of MSUs paid, and more than 50% reduction in stock price results in zero MSUs paid.

Restricted Stock Units:	Restricted stock units awarded under our annual incentive bonus plan vest one-third per year and are settled in cash. Restricted stock unit awards have accelerated vesting upon disability, death, or if there is a change in control.

For 2011, 50% of long-term incentive award value was delivered in options and 50% of value was delivered in MSUs. Forestar uses these vehicles in order to provide strong alignment with stockholders and ensure that executives are rewarded for increasing stockholder value. Long-term incentive value awarded each year considers both company and individual performance with additional consideration for total outstanding equity opportunity for each executive and annual stockholder dilution.

Our SIP provides for equitable adjustment in the event of stock splits or other equity restructurings. Awardees generally receive the same adjustment stockholders receive.

Stock ownership guidelines

To further align our executives’ financial interests with those of our stockholders, we adopted the following minimum stock ownership guidelines for our named executive officers:

VALUE OF OWNERSHIP OF STOCK AS A MULTIPLE OF ANNUAL SALARY

Position	Multiple of Salary
Chief Executive Officer	5x
Other Named Executive Officers	3x

Shares owned by the executive and their immediate family members count toward the ownership guidelines, as do restricted stock and restricted stock units. Effective in 2012, MSUs also count based on the number of units originally awarded without regard to adjustment that may be made at the end of the three-year performance period. Stock options are not counted until they are exercised, and SARs are not counted.

The named executive officers have five years following the spin-off or their initial election to meet the stock ownership guidelines. The executive must hold all stock until the stock ownership guidelines have been satisfied. All of our named executive officers have satisfied or are expected to satisfy their stock ownership requirements within the required time.

Mandatory holding periods for stock acquired through exercise of options

Our executive officers are required to hold 100 percent of the net shares acquired through the exercise of options until they meet our stock ownership guidelines. The Compensation Committee maintains discretion to reduce or eliminate future long-term incentive awards for an executive who is not making adequate progress toward meeting the stock ownership guidelines or does not retain the required level of net shares acquired through the exercise of options.

Insider trading policy

Under the terms of our insider trading policy, the named executive officers may not trade in options, warrants, puts, calls or similar hedging instruments, may not sell our securities “short”, and may not hold our securities in margin accounts.

Other Compensation and Benefits

Qualified retirement benefits

We offer a tax-qualified defined contribution retirement plan to our employees in which our named executive officers are eligible to participate. Our defined contribution retirement plan, which we also refer to as our 401(k) plan, has two components: (a) employee contributions with company match, and (b) company retirement contributions. Our 401(k) plan does not grant extra years of credited service to executives. Extra years of credited service would be granted only under our change in control agreements, but not for any other reason.

Our 401(k) plan allows us to match an employee’s contribution in accordance with the following formula: for each dollar that an employee contributes to their 401(k) savings account, we contribute a match of $1 up to 3% of the employee’s compensation; thereafter, for each dollar that an employee contributes of their next 3% of pay, we contribute a match of $0.50. The maximum annual matching contribution is limited by IRS rules. The match is vested 100% after two years of employment.

In addition, we make a retirement contribution equal to 3.5% of the employee’s compensation. The retirement contribution is vested after two years of employment. Employees are offered a wide range of investment choices under the plan for their payroll contributions, and our match and retirement contributions are invested proportionally in the same funds selected by the employees for their own payroll contributions.

Supplemental Executive Retirement Plan (SERP)

The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. Because we wish to provide our executives with a continuing ability to save for their retirement, we credit under the SERP an amount equal to 3.5% of the executive’s compensation in excess of this limit (earnings of $245,000 in 2011) plus the return such amount would have earned if it had been invested in the Vanguard Intermediate-Term Treasury Fund. The retirement contribution is vested after two years of employment. The SERP, which is a non-qualified defined contribution plan, is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump sum as soon as practicable after such termination. Any unvested portion would be forfeited.

Health and welfare benefits

We offer the same health and welfare benefits to all full-time employees, including our named executive officers. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, dependent care spending account, health care spending account, health savings account, and other similar benefits.

Employment agreements

Except for Mr. DeCosmo, none of our named executive officers has an employment agreement. For a description of Mr. DeCosmo’s employment agreement, see the narrative disclosure following the Summary Compensation Table. Occasionally we may sign a letter agreement with a new executive upon hiring, but generally they do not cover more than the first year’s pay and bonus.

Change in control agreements

All of the named executive officers and most senior executives have change in control/severance agreements. For a description of the terms of these change in control/severance agreements, see the Potential Payments Upon Termination or Change in Control section of this Proxy Statement. We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

Perquisites

We generally do not provide our executives perquisites that are not available to other employees.

Severance benefits

We do not have a plan or policy to provide severance benefits to executives whose employment terminates. The CEO is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control/severance agreements discussed above. In return for the post-employment benefits, the CEO agrees not to compete with us for two years after departure. Mr. Weber has a severance agreement entered into when he was hired in 2009. The agreement expires in 2012.

Clawback Policy

If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

Oversight of Executive Compensation

Compensation Committee

Our Compensation Committee oversees executive compensation. Our Compensation Committee is composed entirely of independent, outside directors and establishes and administers our compensation programs and philosophies. Our CEO and our Chief Administrative Officer work closely with our Compensation Committee and recommend executive compensation amounts, except that the CEO does not participate in discussions regarding his own compensation. Our non-executive Chairman of the Board also participates in executive compensation discussions and recommends compensation for the CEO. Our CEO and Chief Administrative Officer consult with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. Our Compensation Committee has final approval of all compensation amounts or formulas applicable to benefit plans in which executive officers participate.

Our Compensation Committee also:

•

establishes, administers, and approves bonus programs for non-executive employees and approves the aggregate amount of bonus pool for the company. Each executive officer recommends individual bonus amounts for employees under his or her direction, and the CEO approves or adjusts the individual amounts;

•	approves all equity-based award recipients and the amount of each award;

•

delegates to the CEO the responsibility for approving health and welfare programs for all employees. Executive officers participate in the same health and welfare programs as other salaried employees; and

•

delegates to certain of our executive officers the responsibility of maintaining the tax qualification status of our 401(k) plan, approving 401(k) plan provisions and formulas applicable to employees who are not executive officers, and overseeing the administration of the 401(k) and other benefit plans.

In addition, an investment committee, whose members include executive officers and our Director of Human Resources, oversees 401(k) plan fund choices. This investment committee reports annually to the Compensation Committee.

Competitive pay analysis and peer group

We employ several methods to evaluate our executive compensation practices relative to those in other companies. We use publicly available market surveys to match the roles of our named executive officers to roles in the surveys. Also, the Compensation Committee’s compensation consultant conducts an analysis of the named executive officers to assist the Compensation Committee with setting compensation for the named executive officers. For further comparison, we evaluate the base salary, annual incentive awards, and long-term incentives provided to the named executive officers of the companies in our peer group, although we do not target our pay toward any particular peer group benchmark. We extract this data from publicly available sources. In addition, many of our real estate and mineral resource competitors are private companies so we obtain survey data that includes private real estate and mineral resource companies. We also evaluate the base salary, annual incentive awards, and long-term incentives provided to comparable executives of the peer companies included in this survey data.

Our public company peer group includes a range of companies with various real estate development operations and land positions. In determining our peer group, we consider various metrics including revenues, net income, total assets, market capitalization and acres owned. We have selected the following companies for inclusion in our peer group for purposes of evaluating public company executive compensation:

Allete Inc.	M.D.C. Holdings, Inc.
Avatar Holdings Inc.	Plum Creek Timber Company, Inc.
Bluegreen Corporation	Post Properties, Inc.
BRE Properties, Inc.	Potlatch Corporation
Consolidated-Tomoka Land Co.	Rayonier Inc.
Cousins Properties Incorporated	The St. Joe Company
Forest City Enterprises, Inc.	Tejon Ranch Co.

We have a unique combination of businesses and assets as compared to other publicly-traded companies, so our Compensation Committee recognizes the limitations inherent within public company peer comparisons and utilizes its own judgment in making compensation decisions.

Compensation consultant

Our Compensation Committee engages a compensation consultant to, among other things, provide annual market and other specific information on executive pay. The compensation consultant also attends our Compensation Committee meetings on request of the Compensation Committee. Our Compensation Committee periodically may meet in executive session with the compensation consultant. Our Compensation Committee has engaged Semler Brossy Consulting Group, LLC as the compensation consultant to provide advice about proposed compensation programs and amounts and to provide market survey data regarding executive compensation.

We retained Hewitt Associates LLC to prepare the change in control calculations for disclosure in this Proxy Statement.

From time to time, a compensation consultant occasionally may model the number of shares to be requested for stock incentive plans or perform other limited assignments for us regarding non-executive employees on a non-exclusive basis along with other compensation consultants. No compensation consultant or its affiliates provided additional services to us in excess of $120,000 during 2011.

Tally sheets

Our Compensation Committee reviews tally sheets for each of the named executive officers for compensation each year. These tally sheets list the executive’s salary, proposed bonus and stock awards, and the 401(k) matching contribution, retirement, health and welfare benefits.

Evaluation of CEO’s performance

Our full Board (excluding the CEO) completes an evaluation of the CEO each year, which is compiled and provided to the Compensation Committee. The Compensation Committee reports the results of that review to the full Board (excluding the CEO) in executive session. Factors evaluated include ROA, value creation, and other financial and non-financial performance measures and objectives, including leadership, ethics, strategic planning, financial results, succession planning, human resources/equal employment opportunity, communications, external relations, and board relations. Our independent directors determine CEO pay with recommendations from the Compensation Committee and assistance from its compensation consultant.

Compensation oversight governance practices

Our governance practices divide responsibility for compensation oversight into three levels:

Stockholders:	Stockholders approve all stock incentive plans and provide an annual advisory vote on executive compensation. We do not have any stock incentive plans that are not stockholder-approved.
Board and Compensation Committee:	Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees administration of our compensation program. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. The Compensation Committee is responsible for approval of salaries, bonuses and long-term incentive compensation paid to executive officers, bonus pools for non-executive employees, deferred compensation plans, and employment and change in control agreements. The full Board reviews tally sheets for the CEO, evaluates CEO performance, approves succession plans, and acts on recommendations of the Compensation Committee.
Management:	Management approves health and welfare programs for all employees, determines individual employee bonuses for all plan participants, approves any retirement plan changes other than those for executive officers, and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the CEO and Chief Administrative Officer serve as liaisons with the Compensation Committee.

Equity award governance practices

Our general practice is to make annual equity-based award grants each year at the February Board meeting. From time to time, we may grant equity-based awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, or for promotional recognition. The CEO provides initial award recommendations to our Compensation Committee for approval. The Compensation Committee approves awards, including the specific number of shares granted to specific individuals, which are ratified by the full Board and valued at the closing price of our common stock on the NYSE on the grant date or, in the case of MSUs, the average closing price for the forty trading day period ending on the grant date.

We do not have any program, plan or practice to time option grants or other stock-based awards in coordination with the release of material non-public information nor do we time the release of material non- public information for the purpose of affecting the value of executive compensation. Our policy for setting the timing of stock option grants and other stock-based awards does not allow executives to have any role in choosing the price of their options or other stock-based awards. We do not “back date,” “spring load” or reprice options or other stock-based awards.

Stockholder Advisory Approval of Executive Compensation

Our stockholders have an opportunity to cast an annual advisory vote on executive compensation. At the 2011 annual meeting of our stockholders, over 91% of the votes cast in the advisory vote on executive compensation were voted in favor of our executive compensation. The Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation. Therefore the Compensation Committee did not change its approach to executive compensation in 2011. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions regarding executive compensation.

Internal Revenue Code Section 162(m) Policy

We intend that compensation paid to our named executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code so long as this can be achieved in a manner consistent with our other compensation objectives.

To secure the deductibility of annual incentive bonuses to the named executive officers, each named executive officer’s total incentive award is awarded under the 2007 Stock Incentive Plan, which permits deductibility of compensation paid to the named executive officers under Section 162(m) of the Internal Revenue Code. Satisfaction of the performance criteria under the 2007 Stock Incentive Plan determines only the maximum amount of incentive compensation that may be awarded to named executive officers for the fiscal year. The actual amount of incentive compensation awarded to each named executive is based on other criteria more fully described in the section titled “Annual incentive bonuses” beginning on page 23. For 2011, Forestar must achieve aggregate segment ROA > 1% in order to fund annual incentive bonuses under the 2007 Stock Incentive Plan. We define aggregate segment ROA as total segment earnings divided by total segment beginning of year assets.

Accounting and tax treatment of compensation

While the accounting and tax treatment may be a consideration when determining compensation, our Compensation Committee maintains the discretion to make compensation decisions that are in the best interest of the company and our stockholders regardless of the accounting and tax treatment.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in our Annual Report on Form 10-K for the year ended December 31, 2011 and in this Proxy Statement.

James A. Johnson, Chairman

Louis R. Brill

William G. Currie

James A. Rubright

SUMMARY COMPENSATION TABLE

The following table contains compensation information for our CEO, CFO and three other executive officers who for 2011 had the highest compensation. We refer to these persons as our named executive officers. The information in the following table is presented in accordance with SEC requirements. For a summary of Total Direct Compensation as viewed by our Compensation Committee, please see page             .

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan ($)	All Other Compensation (2)($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
James M. DeCosmo	2011	$543,750	$—	$699,953	$550,053	$—	$27,127	$1,820,883
President and CEO	2010	$500,000	$50,000	$1,198,011	$625,008	$—	$33,771	$2,406,790
	2009	$500,000	$—	$750,000	$749,998	$287,000	$31,197	$2,318,195

Christopher L. Nines	2011	$275,500	$27,784	$294,970	$210,024	$12,216	$16,294	$836,788
Chief Financial Officer	2010	$257,000	$40,000	$537,008	$209,997	$—	$19,907	$1,063,912
	2009	$250,000	$—	$225,004	$225,002	$163,000	$20,495	$883,501

Craig A. Knight	2011	$367,500	$14,471	$429,983	$300,031	$45,529	$22,111	$1,179,625
Chief Real Estate	2010	$350,000	$50,000	$700,003	$299,995	$—	$26,610	$1,426,608
Investment Officer	2009	$350,000	$—	$450,008	$450,000	$200,000	$26,041	$1,476,049

Flavious J. Smith, Jr.	2011	$297,500	$111,550	$364,987	$250,022	$38,450	$17,655	$1,080,164
Executive Vice	2010	$275,000	$45,000	$623,000	$249,994	$—	$21,775	$1,214,769
President-Minerals	2009	$240,000	$—	$56,251	$56,251	$187,000	$22,429	$561,931

Phillip J. Weber	2011	$308,750	$16,851	$354,985	$250,022	$38,149	$18,049	$986,806
Executive Vice President-	2010	$300,000	$45,000	$400,001	$249,994	$45,000	$57,912	$1,097,907
	2009	$67,115	$100,000	$249,994	$—	$150,000	$24,126	$591,235

(1)	Annual incentive bonuses may be paid in cash, equity or a combination as determined by the Compensation Committee. The Compensation Committee determined on an aggregate basis for each NEO the proportion of 2011 annual incentive bonus paid in cash and equity. See page 25 of the Proxy Statement for a table showing the aggregate 2011 annual incentive bonuses paid, the allocation of such aggregate amounts between cash and equity awards, and the allocation of such aggregate amounts among the ROA, segment income and value creation components. For purposes of determining the amounts to be reported for bonus and non-incentive plan compensation in the Summary Compensation Table, we allocated the aggregate cash annual incentive compensation among the annual incentive bonus components pro rata based on the aggregate compensation earned under each component. The equity portion of the 2011 annual incentive compensation is not included in the above Summary Compensation Table or the 2011 Grants of Plan-Based Awards Table because such equity awards were granted in 2012. Such equity awards will be reported in the Summary Compensation Table and Grants of Plan-Based Awards Table as 2012 grants in our 2013 proxy statement.

(2)	All other compensation for 2011 includes an $8,575 tax-qualified retirement contribution, $4,500 401(k) company match, a $484 umbrella liability insurance policy, and the following:

	Contribution to SERP	Additional Life Insurance
Mr. DeCosmo	$12,206	$1,363
Mr. Nines	$2,468	$267
Mr. Knight	$6,038	$2,515
Mr. Smith	$3,413	$683
Mr. Weber	$3,806	$684

2011 GRANTS OF PLAN-BASED AWARDS

The following table summarizes 2011 grants of stock-based compensation awards and non-equity incentive awards made to the named executive officers:

	Equity Award Grant Date	Type of Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards (5)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Mr. DeCosmo		Annual Bonus	$107,000	$—	$1,114,000	—	—	—	—	—	—	—
	2/08/11	RSUs(3)	—	—	—	—	—	—	8,069	—	—	$150,003
	2/08/11	MSUs	—	—	—	12,892	25,785	38,677	—	—	—	$549,950
	2/08/11	Options	—	—	—	—	—	—	—	54,402	$18.59	$550,053
Mr. Nines		Annual Bonus	$54,000	$12,216	$563,000	—	—	—	—	—	—	—
	2/08/11	RSUs(3)	—	—	—	—	—	—	4,572	—	—	$84,993
	2/08/11	MSUs	—	—	—	4,922	9,845	14,767	—	—	—	$209,977
	2/08/11	Options	—	—	—	—	—	—	—	20,772	$18.59	$210,024
Mr. Knight		Annual Bonus	$100,000	$45,529	$700,000	—	—	—	—	—	—	—
	2/08/11	RSUs(3)	—	—	—	—	—	—	6,993	—	—	$130,000
	2/08/11	MSUs	—	—	—	7,032	14,065	21,097	—	—	—	$299,983
	2/08/11	Options	—	—	—	—	—	—	—	29,674	$18.59	$300,031
Mr. Smith		Annual Bonus	$86,000	$38,450	$523,000	—	—	—	—	—	—	—
	2/08/11	RSUs(3)	—	—	—	—	—	—	6,186	—	—	$114,998
	2/08/11	MSUs	—	—	—	5,860	11,721	17,581	—	—	—	$249,989
	2/08/11	Options	—	—	—	—	—	—	—	24,728	$18.59	$250,022
Mr. Weber		Annual Bonus	$84,000	$38,149	$587,000	—	—	—	—	—	—	—
	2/08/11	RSUs(3)	—	—	—	—	—	—	5,648	—	—	$104,996
	2/08/11	MSUs	—	—	—		11,721		—	—	—	$249,989
	2/08/11	Options	—	—	—	—	—	—	—	24,728	$18.59	$250,022

(1)	The amounts shown in column (d) reflect the minimum threshold payment under our annual incentive program for 2011 as approved by our Compensation Committee in February 2011 based on our achievement of a 4% ROA and the achievement of 75% of budgeted segment income for the segment in which the executive works (for business administration executives, there is no payment amount associated with segment income). The amounts shown in column (f) reflect the maximum threshold possible payment under our annual incentive program for 2011 as approved by our Compensation Committee based on our achievement of a 20% ROA and the achievement of 175% of budgeted segment income for the segment in which the executive works (for business administration executives, there is no payment amount associated with segment income). The amounts shown in column (e) reflect the cash portion of the 2011 annual incentive bonus allocated to the ROA and segment income components based on the methodology described in footnote (1) to the Summary Compensation Table. Our Compensation Committee determines annual incentive bonuses by separately evaluating ROA, segment income and value creation. As a result, the 2011 value creation component bonus was determined independent of, and was incremental to, the ROA and segment income components. The value creation component bonus is not considered a non-equity incentive plan award and therefore the cash amount allocated to the 2011 value creation component bonus based on the methodology described in footnote (1) to the Summary Compensation Table is included under the Bonus column in the Summary Compensation Table and is not included in column (e) of the 2011 Grants of Plan-Based Awards Table. Because the equity portion of the 2010 value creation component bonus was determined and granted in February 2011, such equity award is included as 2011 compensation in the Summary Compensation Table and the 2011 Grants of Plan-Based Awards Table (see footnote (3) below). Likewise, because the equity portion of the 2011 annual incentive bonuses was determined and granted in February 2012, such equity awards are not included in the Summary Compensation Table or 2011 Grants of Plan-Based Awards Table. The equity portion of the 2011 annual incentive bonuses will be reported in the Summary Compensation Table and Grants of Plan-Based Awards Table as a 2012 grant in our 2013 proxy statement. For more information regarding our annual incentive program, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)	The amounts in column (h) represent the number of shares of our common stock underlying the MSUs on the date of grant. The MSUs vest on the third anniversary of the date of grant and will be settled in common stock using a conversion formula under which the number of shares paid is adjusted at the vesting date based on the percentage change in stock price (plus dividends if applicable) during the vesting period. Under the conversion formula, a 50% or greater increase in stock price results in a 1.5 multiple of shares paid, which amount is set forth in column (i), a 50% reduction in stock price results in a 0.5 multiple of shares paid, which amount is set forth in column (g), and more than 50% reduction in stock price results in no shares paid.

(3)	These restricted stock unit awards represent the equity portion of the 2010 annual incentive bonuses, which were based on 2010 performance. Because the determination of the amounts of the bonuses and the grants occurred in 2011, these awards are being included in the 2011 Grants of Plan-Based Awards Table as 2011 grants. These awards vest one-third on each of February 8, 2012, 2013 and 2014. The restricted stock unit awards will be paid in cash based on the closing price on the vesting date.
(4)	All options awarded to the executives become exercisable in 25% increments on each of February 8, 2012, 2013, 2014 and 2015 and have a ten year term expiring February 8, 2021. All grants to the named executive officers include a provision for acceleration of vesting in certain change of control situations. For options to purchase our common stock, shares may be withheld to pay taxes.

(5)	The amounts in column (m) are valued based on the aggregate grant date fair value of the award determined pursuant to ASC 718. Assumptions used in the calculation of the amounts in this column (m) are included in Note 19 to our audited consolidated financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2012.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Tables

Compensation Elements in Proportion to Total Compensation

In 2011, “base salary” accounted for approximately 30% of the total compensation of the named executive officers. “Bonus” (including both cash and equity) and long-term incentive compensation together accounted together approximately 68% of the total compensation of the named executive officers. In keeping with our philosophy of providing limited perquisites, “other compensation” was just 2% of total compensation. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of the objectives of our compensation program and our overall compensation philosophy.

Employment Agreements

Except for Mr. DeCosmo, we have not entered into employment agreements with any of our named executive officers.

Prior to our 2007 spin-off, we executed an employment agreement with Mr. DeCosmo that became effective as of the spin-off. The agreement has a three-year term, but is automatically extended by one year on the first anniversary of the effective date and each anniversary thereafter unless notice of nonrenewal is given at least one year in advance of such anniversary date.

During the term of the agreement, Mr. DeCosmo will receive a base salary, which may not be reduced below its level at the time the agreement became effective or any increase subsequently granted. He is eligible for a performance-based annual bonus, employee benefits, equity (long-term incentive plan) grants, and umbrella insurance. There are no parameters on the performance-based annual bonus, such as a maximum amount, and it is entirely within the discretion of our Compensation Committee except that it shall be substantially no less favorable than the bonus program applicable to our other senior executives.

Upon a qualifying termination of employment (defined generally in the same manner as under the change in control agreements described in the Potential Payments Upon Termination or Change in Control section of this Proxy Statement) within two years following a change in control (defined in the same manner as under the change in control agreements described in the Potential Payments Upon Termination or Change in Control section of this Proxy Statement), Mr. DeCosmo would be generally entitled to substantially similar benefits (including excise tax gross-up protection) as described under the change in control agreements in the Potential Payments Upon Termination or Change in Control section of this Proxy Statement, except that Mr. DeCosmo would receive a multiple of three times pay and benefits, and also would be credited with three extra years of service for purposes of determining his eligibility for any retiree medical or life insurance benefits. At this time, we do not offer retiree medical benefits. If Mr. DeCosmo were to experience such a qualifying termination of employment not within two years following a change in control, he would be entitled to those same benefits, except that the severance would be based on two times salary and bonus, health and welfare benefits and perquisites would continue for two years, and imputed service credit would be limited to an additional two years. Upon termination of employment for death or disability, Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Mr. DeCosmo would be required to execute a release of claims, and he has agreed that he will not compete with us for two years following his termination of employment for any reason.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2011

The following table summarizes stock-based compensation awards to acquire our common stock outstanding at December 31, 2011 for the named executive officers. Some awards arise out of equitable adjustment to Temple-Inland awards in connection with the spin-off.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Vesting Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. DeCosmo	1,666	—	$8.68	02/07/13					Vested
	1,666	—	15.02	02/06/14					Vested
	5,333	—	20.26	02/04/15					Vested
	6,150	—	27.06	02/03/16					Vested
	6,150	—	30.56	02/02/17					Vested
	55,500	18,500	28.85	02/12/18					(2)
	29,504	29,506	9.29	02/10/19					(3)
	65,672	65,673	9.29	02/10/19					(4)
	8,004	24,012	17.80	02/09/20					(5)
	9,396	28,188	17.80	02/09/20					(6)
	—	54,402	18.59	02/08/21					(7)
							40,366	$610,738	(8)
							40,366	610,738	(9)
							16,152	244,380	(10)
							21,460	324,690	(11)
							18,961	286,880	(12)
							8,069	122,084	(13)
							25,785	119,836	(14)
Mr. Nines	333	—	$9.83	08/01/13					Vested
	833	—	15.02	02/06/14					Vested
	1,250	—	20.26	02/04/15					Vested
	2,133	—	27.06	02/03/16					Vested
	2,133	—	30.56	02/02/17					Vested
	16,725	5,575	28.85	02/12/18					(15)
	8,851	8,852	9.29	02/10/19					(16)
	19,702	19,702	9.29	02/10/19					(17)
	2,689	8,068	17.80	02/09/20					(18)
	3,157	9,471	17.80	02/09/20					(19)
	—	20,772	18.59	02/08/21					(7)
							12,110	$183,224	(8)
							12,110	183,224	(9)
							6,371	96,393	(12)
							5,427	82,111	(10)
							12,247	185,297	(20)
							4,572	69,174	(21)
							9,845	45,755	(14)
Mr. Knight	1,666	—	$13.26	02/01/12					Vested
	2,500	—	8.68	02/07/13					Vested
	1,666	—	15.02	02/06/14					Vested
	1,666	—	20.26	02/04/15					Vested
	3,333	—	27.06	02/03/16					Vested
	3,333	—	30.56	02/02/17					Vested
	49,875	16,625	28.85	02/12/18					(22)
	17,702	17,704	9.29	02/10/19					(23)
	39,403	39,404	9.29	02/10/19					(24)
	3,841	11,526	17.80	02/09/20					(25)
	4,510	13,530	17.80	02/09/20					(26)
	—	29,674	18.59	02/08/21					(7)
							24,220	$366,449	(8)
							24,220	366,449	(9)
							7,753	117,303	(10)
							9,101	137,698	(12)
							14,981	226,663	(27)
							6,993	105,804	(28)
							14,065	65,367	(14)
Mr. Smith	3,569	7,139	$9.29	02/10/19					(29)
	3,201	9,605	17.80	02/09/20					(30)
	3,758	11,275	17.80	02/09/20					(31)
	—	24,728	18.59	02/08/21					(32)
							6,055	$91,612	(9)
							6,461	97,755	(10)
							7,584	114,746	(12)
							13,970	211,366	(33)
							6,186	93,594	(34)
							11,721	54,473	(14)
Mr. Weber	3,201	9,605	$17.80	02/09/20					(30)
	3,758	11,275	17.80	02/09/20					(31)
	—	24,728	18.59	02/08/21					(32)
							14,671	$221,972	(37)
							6,461	97,555	(10)
							7,584	114,746	(12)
							5,618	85,000	(35)
							5,648	85,454	(36)
							11,721	54,473	(14)

(1)	Value for all awards except market-leveraged stock units (MSUs) is based on the closing market price of our common stock as reported on the NYSE on December 30, 2011 of $15.13. For MSUs, the value reported is based on achieving threshold performance goals (50% stock price reduction since date of grant).

(2)	Stock options to acquire 55,500 shares are fully vested and exercisable; stock options to acquire 18,500 shares will vest on February 12, 2012.

(3)	Stock options to acquire 29,504 shares are fully vested and exercisable; stock options to acquire 14,753 shares will vest on each of February 10, 2012 and 2013.

(4)	65,672 stock appreciation rights (“SARs”) payable in cash are fully vested and exercisable; 65,673 SARs payable in cash will vest as follows: 32,836 SARs on February 10, 2012, and 32,837 SARs on February 10, 2013.

(5)	Stock options to acquire 8,004 shares are fully vested and exercisable; stock options to acquire 8,004 shares will vest on each of February 9, 2012, 2013, and 2014.

(6)	9,396 SARS payable in cash are fully vested and exercisable; 9,396 SARS payable in cash will vest on each of February 9, 2012, 2013, and 2014.

(7)	Stock options granted February 8, 2011 will vest 25% on each of the first four anniversaries of the grant date.

(8)	The restricted stock award vests on February 10, 2012 if a minimum 1% ROA criteria is met.

(9)	The restricted stock unit award vests on February 10, 2012 if a minimum 1% of ROA criteria is met. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(10)	The restricted stock award vests on February 9, 2013 if a minimum 1% ROA criteria is met.

(11)	10,730 shares of the restricted stock award vest on each of February 9, 2012 and 2013.

(12)	The restricted stock unit award vests on February 9, 2013 if a minimum 1% ROA criteria is met. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(13)	The restricted stock unit award vests as follows: 2,690 shares on February 8, 2012, 2,689 shares on February 8, 2013, and 2,690 shares on February 8, 2014. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(14)	The market-leveraged stock unit award vests on February 8, 2014. The market-leveraged stock units will be settled in common stock using a conversion formula based on the change in our stock price during the vesting period.

(15)	Stock options to acquire 16,725 shares of our common stock are fully vested and exercisable; stock options to acquire 5,575 shares of our common stock will vest on February 12, 2012.

(16)	Stock options to acquire 8,851 shares of our common stock are fully vested and exercisable; stock options to acquire 4,426 shares of our common stock will vest on each of February 10, 2012 and 2013.

(17)	19,702 SARs payable in cash are fully vested and exercisable; 19,702 SARs payable in cash will vest as follows: 9,851 SARs on each of February 10, 2012 and 2013.

(18)	Stock options to acquire 2,689 shares of our common stock are fully vested and exercisable; stock options to acquire 2,689 shares will vest on February 9, 2012, 2,689 shares will vest on February 9, 2013, and 2,690 shares will vest on February 9, 2014.

(19)	3,157 SARs payable in cash are fully vested and exercisable; 9,471 SARs will vest as follows: 3,157 SARs on each of February 9, 2012, 2013 and 2014.

(20)	The restricted stock award vests 6,123 shares on February 9, 2012 and 6,124 shares on February 9, 2013.

(21)	The restricted stock unit award vests 1,524 shares on each of February 8, 2012, 2013 and 2014. The restricted stock unit award will be settled in cash as it vests based on the fair market value as of the vesting date.

(22)	Stock options to acquire 49,875 shares of our common stock are fully vested and exercisable; stock options to acquire 16,625 shares of our common stock will vest on February 12, 2012.

(23)	Stock options to acquire 17,702 shares of our common stock are fully vested and exercisable; stock options to acquire 8,852 shares will vest on each of February 10, 2012 and 2013.

(24)	39,403 SARs payable in cash are fully vested and exercisable; 19,702 SARs payable in cash will vest on each of February 10, 2012 and 2013.

(25)	Stock options to acquire 3,841 shares are fully vested and exercisable; stock options to acquire 3,842 shares will vest on each of February 9, 2012, 2013, and 2014.

(26)	4,510 SARS payable in cash are fully vested and exercisable; 4,510 SARS will vest on each of February 9, 2012, 2013, and 2014.

(27)	The restricted stock award vests as follows: 7,490 shares on February 9, 2012 and 7,491 shares on February 9, 2013.

(28)	The restricted stock unit award vests 2,331 shares on each of February 8, 2012, 2013 and 2014. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(29)	3,569 SARs are fully vested and exercisable; 7,139 SARS payable in cash will vest as follows: 3,569 SARs on February 10, 2012 and 3,570 SARs on February 10, 2013.

(30)	Stock options to acquire 3,201 shares are fully vested and exercisable; stock options to acquire 3,202 shares will vest on February 9, 2012, 3,201 shares will vest on February 9, 2013, and 3,202 shares will vest on February 9, 2014.

(31)	3,758 SARS are fully vested and exercisable; 3,758 SARS will vest on February 9, 2012, 3,758 SARS will vest on February 9, 2013, and 3,759 SARS will vest on February 9, 2014.

(32)	Stock options to acquire 6,182 shares will vest on each of February 8, 2012, 2013, 2014 and 2015.

(33)	The restricted stock award vests 6,985 shares on each of February 9, 2012 and 2013.

(34)	The restricted stock unit award vests 2,062 shares on each of February 8, 2012, 2013 and 2014. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(35)	The restricted stock award vests 2,809 shares on each of February 9, 2012 and 2013.

(36)	The restricted stock unit award vests 1,883 shares on February 8, 2012, 1,882 shares on February 8, 2013 and 1,883 shares on February 8, 2014. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(37)	The restricted stock award vests on November 10, 2012 if a minimum 1% of ROA criteria is met.

2011 OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock-based compensation awards exercised or vested in 2011 by the named executive officers.

	Option Awards/ Stock Appreciation Rights		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
(a)	(b)	(c)	(d)	(e)
Mr. DeCosmo	2,000	$4,680	39,131	$735,650
Mr. Nines	—	—	14,724	$276,347
Mr. Knight	—	—	23,391	$439,506
Mr. Smith	—	—	29,955	$409,975
Mr. Weber	—	—	2,809	$52,360

The options exercised in 2011 by Mr. DeCosmo relate to pre-spin awards arising out of equitable adjustment to Temple-Inland awards in connection with the spin-off. These awards were nearing expiration.

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes nonqualified deferred compensation for the year 2011 for the named executive officers:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals /Distributions ($)	Aggregate Balance at Last FYE ($)
	(b)	(c)	(d)	(e)	(f)
Mr. DeCosmo	$—	$12,206	$4,999	$—	$85,218
Mr. Nines	$—	$2,468	$1,725	$—	$27,655
Mr. Knight	$—	$6,038	$3,460	$—	$56,576
Mr. Smith	$—	$3,413	$1,226	$—	$21,324
Mr. Weber	$—	$3,806	$527	$—	$11,509

(1)	All contributions were made pursuant to our supplemental executive retirement plan, or SERP, a nonqualified defined contribution plan. The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. In 2011 this limit was $245,000. As a result, any retirement benefits that cannot be paid under our tax-qualified defined contribution retirement plan due to these limitations are paid under the SERP. The retirement contribution is vested after two years of employment. The SERP is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump-sum as soon as practicable after such termination. Any unvested portion would be forfeited.
(2)	Our SERP provides that earnings are credited annually on January 1 based on the balances as of the prior year-end based on the rate earned under Vanguard’s Intermediate-Term Treasury Fund, the same fund used in the underlying tax-qualified plan. This fund was selected when our SERP was adopted prior to our spin-off and our executives do not participate in setting the rate or the timing of payment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have change in control/severance agreements with our named executive officers, other than the CEO. The CEO is party to an employment agreement with change in control provisions, the terms of which are summarized above. These agreements generally require a “double trigger” of both a change in control and a termination of employment before any benefits are paid.

The following events constitute a change in control for purposes of the change in control/severance agreements:

•	any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of the combined voting power of our securities;

•

the directors as of the date of the spin-off (and any subsequent directors nominated or appointed by at least two-thirds of the incumbent directors) ceasing to constitute a majority of our directors within any 24-month period;

•

consummation of a merger, consolidation, or recapitalization (unless the pre-event directors continue to represent a majority of the directors on the post-event board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 20% or more of the voting power of the securities (except to the extent such ownership existed pre-event));

•	the stockholders approve a liquidation or dissolution;

•	consummation of an agreement to sell, lease, or dispose of substantially all our assets; or

•	any other event that the Board determines to be a change in control.

Our 2007 Stock Incentive Plan uses similar change in control events.

As noted above, payments under the change in control/severance agreements are generally triggered by two events, a change in control plus a qualifying termination of employment. A qualifying termination of employment includes both involuntary termination by us without cause and voluntary termination by the executive for good reason. Cause includes willful and continued failure by executive to substantially perform executive’s duties after written demand for substantial performance by the Board or willful engaging in conduct that is demonstrably and materially injurious to us, monetarily or otherwise. Good reason includes assignment of duties substantially inconsistent with the executive’s status as a senior executive officer, material adverse alteration in the nature or status of the executive’s responsibilities, material reduction in base salary, relocation of principal place of employment more than 50 miles, or, during the two-year period following a change of control, failure to timely pay compensation or failure to provide benefits or a reduction in benefits to which executive was entitled pre-event. A qualifying termination will be deemed to have occurred after a change in control if the executive’s employment is terminated without cause or executive terminates for good reason before a change in control and such termination without cause or event giving rise to good reason was at the request of a person or entity that entered into an agreement with us, the consummation of which would result in a change of control.

Under the change in control/severance agreements and 2007 Stock Incentive Plan, the named executive officers other than Mr. DeCosmo would receive the following under qualifying circumstances:

•

their current cycle annual incentive bonus pro rated if the termination is before the end of the first half of the cycle or full annual incentive bonus if termination is during the second half of the cycle (and assuming achievement of performance goals at the target level);

•	lump sum severance equal to two times their current salary and two times target bonus, or if higher, the salary or actual bonus in any of the last three years;

•	health and welfare benefits provided for two years at no greater cost;

•	acceleration of vesting of all options, SARs, restricted shares, restricted stock units, and performance stock units;

•	two years of additional service credit for SERP benefits, if any;

•	lump sum payment equal to two years’ match under our 401(k) plan;

•	any retiree benefits to which the executive is entitled;

•	reimbursement for outplacement services for one year not to exceed 15% of base salary and target bonus, or if higher, the salary or actual bonus in any of the last three years; and

•	two years’ continuation of current perquisites.

The change in control/severance agreements entered into prior to August 2008 also contain gross-up provisions in the event the officer is required to pay excise tax on these amounts. The gross up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax; otherwise, payments are reduced to the maximum amount that will not trigger the excise tax. Beginning in August 2008, any new change in control/severance agreements do not contain tax gross-up provisions.

The Temple-Inland Compensation Committee (for agreements entered into prior to our spin-off) or our Compensation Committee (for agreements entered into after the spin-off) determined that the amount of severance and benefits represented competitive market practices for executives at this level. Executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market. The executives often have a substantial percentage of their personal wealth dependent on the status of our company, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based.

In exchange for the promise of this compensation and benefits, the executive agrees to continue working during any potential change in control event until the earliest of six months from the potential change in control event, until the date of the change in control event, or until the executive is terminated by the company or terminates employment for good reason.

We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

In addition, Mr. Weber has a separate severance agreement effective through the earlier of October 12, 2012, or a change in control. Our Compensation Committee determined that the three year severance agreement was reasonable and appropriate to incentivize Mr. Weber to leave his then existing employer and to provide security for him to relocate his family from Washington, D.C. to our headquarters in Austin, Texas to undertake expansion of our multifamily and water initiatives.

Under Mr. Weber’s severance agreement, he would receive the following in the event we terminate his employment without cause or he resigns for good reason:

•	lump sum equal to his current salary and his current target bonus;

•	health and welfare benefits provided for one year;

•	one year of additional service credit for any unvested or restricted equity or equity-based awards; and

•	reimbursement for outplacement services for one year not to exceed 10% of base salary.

Mr. Weber is not entitled to any payment under his severance agreement if he is entitled to payment under a change of control/severance agreement as described above.

The following table summarizes the estimated amounts our named executive officers would have become entitled to under our change in control and termination agreements assuming different termination events occurred at December 31, 2011:

	Severance	Estimated Bonus Payment (1)	Value of Stock Options/ SARs That Vest	Value of Restricted Stock/ RSUs/ MSUs That Vest (2)	Retirement Benefits	Welfare Benefits	Outplacement	Perquisites	Excise Tax & Gross-Up	Aggregate Payments
Mr. DeCosmo
Change In Control(3)	$4,211,250	$550,000	$555,840	$2,589,638	$75,843	$32,271	$81,563	$1,452	$2,433,355	$10,531,212
Retirement			$555,840	$2,589,638	$12,206					$3,157,684
Death(4)	$543,750	$550,000	$555,840	$2,589,638	$12,206					$4,251,434
Disability(4)	$543,750	$550,000	$555,840	$2,589,638	$12,206					$4,251,434
Termination With or Without Cause(5)					$12,206					$12,206
Mr. Nines
Change In Control(3)	$1,531,000	$278,000	$166,756	$948,378	$31,086	$25,160	$114,825	$968	$948,826	$4,044,999
Retirement			$166,756	$948,378	$2,468					$1,117,602
Death(4)			$166,756	$948,378	$2,468					$1,117,602
Disability(4)			$166,756	$948,378	$2,468					$1,117,602
Termination With or Without Cause(5)					$2,468					$2,468
Mr. Knight
Change In Control(3)	$1,935,000	$370,000	$333,512	$1,533,169	$38,226	$23,818	$145,125	$968	$1,205,617	$5,585,435
Retirement			$333,512	$1,533,169	$6,038					$1,872,719
Death(4)			$333,512	$1,533,169	$6,038					$1,872,719
Disability(4)			$333,512	$1,533,169	$6,038					$1,872,819
Termination With or Without Cause(5)					$6,038					$6,038
Mr. Smith
Change In Control(3)	$1,715,000	$300,000	$41,692	$786,412	$32,976	$20,154	$128,625	$968	$962,525	$3,988,352
Retirement			$41,692	$786,412	$3,413					$831,517
Death(4)			$41,692	$786,412	$3,413					$831,517
Disability(4)			$41,692	$786,412	$3,413					$831,517
Termination With or Without Cause(5)					$3,413					$3,413
Mr. Weber(6)
Change in Control(3)	$1,237,500	$310,000		$782,267	$33,762	$20,156	$92,813	$968		$2,477,466
Retirement				$782,267	$3,806					$786,073
Death(4)				$782,267	$3,806					$786,073
Disability(4)				$782,267	$3,806					$786,073
Termination With or Without Cause(5)	$618,750				$3,806	$10,078	$30,875			$663,509

(1)	Executive is entitled to receive, as a result of the applicable termination event, an amount equal to the value of his 2011 incentive bonus.

(2)	Except in the case of a change in control, assumes performance criteria are ultimately met.

(3)	Assumes that the executive was terminated without cause or for good reason at the time of the change in control. Assumes for illustration only that the IRS considers the whole payment to be a “parachute payment” subject to the 20% excise tax. Any compensation not deemed to be a “parachute payment” will reduce the amount of excise tax and gross-up payable. Assumes excise tax would be triggered. Also represents termination by us without cause of Mr. DeCosmo or termination by Mr. DeCosmo for good reason.

(4)	Except as provided under Mr. DeCosmo’s employment agreement described above, on termination of employment by death or disability, executives receive no payment other than payment of salary and benefits through the date of termination and payment through life insurance or disability insurance purchased by the executive and available to salaried employees generally. Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Under our Stock Incentive Plan, all options will immediately vest upon death or total disability and will remain exercisable for 12 months (death) or 36 months (disability). Restricted stock units and performance stock units will vest immediately, but performance stock units will only be paid if performance criteria are met.

(5)	Represents termination by us for cause or termination with good reason by any executive other than Mr. DeCosmo; or termination without cause by any executive. We do not have a plan or policy to provide severance benefits to executives whose employment terminates with cause or without good reason. Mr. DeCosmo is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control agreements. In return for the post-employment benefits, Mr. DeCosmo agreed not to compete with our company for two years after his departure.

(6)	Beginning in 2008, any new change in control/severance agreements do not contain tax gross-up provisions.

TREATMENT OF STOCK AWARDS OTHER THAN UPON CHANGE IN CONTROL

In 2011, other than Mr. DeCosmo and Mr. Weber, none of the named executive officers had an employment contract or an agreement providing for severance payments in the event of termination of employment other than upon a change in control event. Under our Stock Incentive Plan, an employee whose employment terminates has three months to exercise any options that are exercisable. All other options and all unvested restricted stock units and unearned market-leveraged stock units are forfeited. The employee retains any dividends earned prior to termination.

Compensation Committee Interlocks and Insider Participation

Mr. DeCosmo is our only executive officer who serves as a member of our Board of Directors, but he does not serve on our Compensation Committee. None of our executive officers serve as a member of the compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

PROPOSAL REGARDING ADVISORY APPROVAL OF

THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking your advisory vote on the compensation of our named executive officers as described in the “Executive Compensation” section of this Proxy Statement, beginning on page 20, including the Compensation Discussion and Analysis and the tabular and narrative disclosure related to executive compensation contained in this Proxy Statement. Because your vote on this proposal is advisory, it will not be binding on us or our Board. However, our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our executive compensation programs are designed to implement our core compensation philosophy that executive compensation should relate to and vary with our performance, as measured by return on assets, value creation, and segment operating income. We believe there is a strong correlation between these performance components and long-term stockholder value creation. In addition, we pay equity-based compensation to help ensure alignment of our executives’ interests and our stockholders’ interests. We believe our executive compensation programs motivate our executives to focus on our long-term growth and performance and stockholder value creation, without encouraging executives to take unnecessary or excessive risks.

For more information regarding our executive compensation, see the discussion under the “Executive Compensation” section of this Proxy Statement and the accompanying tabular and narrative disclosure. Our Board recommends that stockholders approve executive compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of Forestar Group Inc. approve the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related material disclosed in this Proxy Statement.

The affirmative vote of a majority of votes cast by stockholders entitled to vote at the annual meeting is required to approve the non-binding resolution regarding executive compensation. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. Because your vote on this proposal is advisory, it will not be binding on us or our Board. However, our Compensation Committee will review the voting results and take them into consideration when making future discussions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE “FOR” APPROVAL OF OUR EXECUTIVE COMPENSATION.

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on our web site www.forestargroup.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting, and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year ended December 31, 2011. We also reviewed and discussed the audit plans and results and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Audit Committee:

James A. Rubright, Chairman

Louis R. Brill

William G. Currie

William C. Powers, Jr.

Carl A. Thomason

PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for 2012. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Fees paid to Ernst & Young LLP for the last two years were (in thousands):

	2011	2010
Audit Fees(1)	$782	$525
Audit-Related Fees(2)	28	28
Tax Fees(3)	40	20
All Other Fees	—	—

Total	$850	$573

(1)	Audit fees include the annual audit and quarterly reviews of our financial statements, consultation on new accounting standards and current transactions, and normal assistance with annual and periodic filings of our financial statements with the Securities and Exchange Commission. In 2011, Audit fees include approximately $177,000 in connection with proposed private debt offerings.

(2)	Audit-related fees include consultation on the application of proposed accounting standards, and consultation on accounting for proposed transactions.

(3)	Tax fees include assistance in the preparation of our federal, state, and local income and franchise tax returns and in the periodic examinations thereof by regulatory authorities and consultation on the tax treatment for transactions.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is done annually and is documented in the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related, and certain tax services described above.

A pre-approval subcommittee consisting of the Chairman of the Audit Committee and one other member of the Audit Committee may grant approvals between Audit Committee meetings for services not approved as part of the annual approval process. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of revenues paid to the independent registered public accounting firm during that fiscal year and such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During 2011, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP, because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders at the annual meeting. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the annual meeting is required for the ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for 2011. Any share not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2012.

OTHER MATTERS

Other Business to be Presented

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the annual meeting. If, however, any other business should properly be presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2013 annual meeting, the proposal must be received by our Corporate Secretary by November 28, 2012 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after November 28, 2012 will not be considered for inclusion in our 2013 proxy statement.

Our Bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2013 annual meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before January 28, 2013 or after February 22, 2013. Our Bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our Bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see How Nominees Are Selected. Director nominations to be brought by stockholders before our 2013 annual meeting will be considered untimely if they are submitted before January 28, 2013 or after February 22, 2013.

Voting Questions or Assistance

If you have any questions or require assistance with the voting process, please contact:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

(800) 714-3312

This Proxy Statement is being sent to you by the Forestar Board of Directors.

David M. Grimm

Corporate Secretary

Austin, Texas

March 28, 2012

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE
TITLE BAR.

Proxies submitted by the Internet or telephone must be
received by 1:00 a.m., Central Time, on May 8, 2012.

Vote by Internet
•	Go to www.investorvote.com/for
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors of Forestar Group Inc. recommends voting FOR proposals 1, 2 and 3.

1. To elect four directors to the Board of Directors. These four directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

	For	Withhold		For	Withhold		For	Withhold

01 - Louis R. Brill	☐	☐	02 - William G. Currie	☐	☐	03 - James A. Rubright	☐	☐

04 - Carl A. Thomason	☐	☐

	For	Against	Abstain			For	Against	Abstain
2. Advisory approval of the Company’s executive compensation.	☐	☐	☐	3.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the year 2012.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01FVFA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Forestar Group Inc.

This Proxy is Solicited on Behalf of the Board of Directors for

the Annual Meeting on May 8, 2012

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and proxy statement each dated March 28, 2012 and does hereby appoint James M. DeCosmo, Christopher L. Nines and Charles D. Jehl and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Forestar Group Inc. held of record by the undersigned at the close of business on March 12, 2012 at the Annual Meeting of Stockholders to be held on Tuesday, May 8, 2012, and any adjournment(s) or postponement(s) thereof.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

*	You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3. Unless otherwise specified, the vote represented by this proxy will be voted FOR the election of all nominees for directors listed on the reverse side, and FOR Proposals 2 and 3.

(Items to be voted on appear on reverse side.)